            AS FURNISHED TO THE SECURITIES AND EXCHANGE COMMISSION
                             ON DECEMBER 31, 2002

                  PRELIMINARY CONSENT SOLICITATION STATEMENT
                             FILED ON SCHEDULE 14A




        CONSENT SOLICITATION STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant |X|

Filed by a Party other than the Registrant |_|

Check the appropriate box:

|X|     Preliminary Proxy Statement

| | Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

| |     Definitive Proxy Statement

| |     Definitive Additional Materials

| |     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                       ENSTAR INCOME PROGRAM IV-2, L.P.
------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

| |     No fee required.

|X|     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1) Title of each class of securities to which transaction applies:
            Units of Limited Partnership Interest.

        (2) Aggregate number of securities to which transaction applies:
            39,848

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

            The filing fee is based on the aggregate cash to be received from the proposed sale of assets, which the Registrant believes will be $1,573,978 multiplied by .000092.

        (4) Proposed maximum aggregate value of transaction: $1,573,978

        (5) Total fee paid: $145

| |     Fee paid previously with preliminary materials.

| | Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1) Amount Previously Paid:

            ------------------------------------------------------------------

        (2) Form, Schedule or Registration Statement No.:

            ------------------------------------------------------------------

        (3) Filing Party:

            ------------------------------------------------------------------

        (4) Date Filed:

            ------------------------------------------------------------------




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

                              PRELIMINARY COPY

THE TRANSACTION DESCRIBED IN THE ATTACHED CONSENT SOLICITATION STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") OR ANY STATE SECURITIES COMMISSION OR AGENCY, NOR HAS THE COMMISSION OR ANY SUCH STATE COMMISSION OR AGENCY PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                      ENSTAR INCOME PROGRAM IV-2, L.P.
                    C/O ENSTAR COMMUNICATIONS CORPORATION
                           12405 POWERSCOURT DRIVE
                          ST. LOUIS, MISSOURI 63131

                              ___________, 2003

Dear Limited Partner:

         As a holder of limited partnership units ("units") of Enstar Income Program IV-2, L.P. ("Enstar IV-2" or the "partnership"), you are being asked to vote upon a plan of liquidation (the "Liquidation Plan") for Enstar IV-2. Currently, Enstar IV-2's principal asset is its 50% ownership interest in Enstar IV/PBD Systems Venture, a Georgia general partnership (the "PBD joint venture"). The PBD joint venture owns and operates a cable television system in and around the communities of Dexter and Bloomfield, Missouri (collectively, the "system"). The other partner in the PBD joint venture is an affiliated partnership, Enstar Income Program IV-1, L.P. ("Enstar IV-1").

         In addition, Enstar IV-2 owns a one-third interest in Enstar Cable of Macoupin County, a Georgia general partnership (the "Macoupin joint venture"). The Macoupin joint venture formerly operated a cable television system in Macoupin, Illinois, but sold all of its cable television system assets in April 2002 in a separate transaction authorized by the unitholders. The other partners in the Macoupin joint venture are two affiliated partnerships, Enstar IV-1 and Enstar Income Program IV-3, L.P ("Enstar IV-3").

         If consummated, the Liquidation Plan will result in the sale of the system, the subsequent dissolution and termination of the PBD joint venture and the dissolution and termination of the Macoupin joint venture. After both joint ventures terminate, Enstar IV-2 will subsequently liquidate and dissolve. Under the Liquidation Plan, we expect that Enstar IV-2 will distribute to each holder of units (each a "unitholder") a total of approximately $94 per unit, before applicable taxes, in respect of the sale of the system and the distribution of the remaining net assets of the Macoupin joint venture.

         As more fully described in the attached consent solicitation statement, the Liquidation Plan authorizes:

     o the PBD joint venture to sell the system to Telecommunications Management, LLC, a Missouri limited liability company ("Telecommunications"), under an asset purchase agreement for a sale price of approximately $3,147,955 in cash, subject to closing sale price adjustments, an escrow for indemnity claims and customary closing conditions (the "Telecommunications Sale");

     o the subsequent dissolution, termination and liquidation of the PBD joint venture and its remaining assets through one or more liquidating distributions to the two general partners, one of which is Enstar IV-2, in accordance with the partnership agreement of the PBD joint venture (the "PBD Joint Venture Liquidation");

     o the dissolution, termination and liquidation of the Macoupin joint venture through one or more liquidating distributions to the three general partners of its remaining net assets which, as of September 30, 2002 consisted of $124,500 in cash, in accordance with the partnership agreement of the Macoupin joint venture (the "Macoupin Joint Venture Liquidation"); and

     o the subsequent dissolution, termination and liquidation of Enstar IV-2 through one or more liquidating distributions to the general partners and the unitholders, in accordance with Enstar IV-2's partnership agreement (the "Enstar Liquidation").

         The Liquidation Plan will not be implemented unless it is approved by unitholders holding a majority of the units. The Liquidation Plan will not become effective unless the Telecommunications Sale and the PBD Joint Venture Liquidation also are approved by a majority-in-interest of the limited partners of Enstar IV-2's co-partner in the PBD joint venture, Enstar IV-1. In addition, the Liquidation Plan will not become effective unless the Macoupin Joint Venture Liquidation is approved by a majority-in-interest of the limited partners of Enstar IV-2's co-partners in the Macoupin joint venture, Enstar IV-1 and Enstar IV-3.

         Telecommunications, the potential buyer of the system, ultimately was the purchaser we found who made what we believe was the best offer for the best resulting transaction for the sale of the system during the more than two-year period in which we sought purchasers for the system. Telecommunications is an independent third party buyer and is not affiliated with Enstar IV-2, the joint ventures or the general partners of Enstar IV-2. We negotiated for the sale of the system in a process which we believe produced the best possible sale transaction for the system. For this and other reasons that are discussed in the accompanying consent solicitation statement, we believe that the Liquidation Plan is the best alternative available to the unitholders, and recommend that you vote to APPROVE the Liquidation Plan.

         Please complete and return your consent card as soon as possible. If you fail to send in your consent card, it will have the same effect as a vote to "DISAPPROVE" the Liquidation Plan.

         We urge you to read carefully the attached consent solicitation statement in its entirety before voting. The consent solicitation statement sets forth our reasons for believing that the Liquidation Plan is the best alternative available to the unaffiliated unitholders (see "Special Factors--Best Available Transaction" on pages 24-28) and the basis for our recommendation (see "Special Factors--Recommendation of the Corporate General Partner and other Filing Persons" on pages 28-30); and describes in detail the Telecommunications Sale, the PBD Joint Venture Liquidation, the Macoupin Joint Venture Liquidation and the Liquidation Plan (see "Liquidation Plan Summary" on pages 7-10, and "Questions and Answers About the Liquidation Plan" on pages 11-15 and "Special Factors" on pages 18-44). If you have any questions, or need assistance in completing and returning your consent card, please feel free to contact Enstar IV-2's soliciting agent, D.F. King & Co., Inc., at (800) 207-2014.

         You may also contact us at our principal executive offices at 12405 Powerscourt Drive, St. Louis, Missouri 63131, Attention: Partnership Relations; telephone: (314) 543-2389.

                                        Very truly yours,
                                        Enstar Communications Corporation
                                        Corporate General Partner

                      ENSTAR INCOME PROGRAM IV-2, L.P.
                    C/O ENSTAR COMMUNICATIONS CORPORATION
                           12405 POWERSCOURT DRIVE
                          ST. LOUIS, MISSOURI 63131

                       NOTICE OF CONSENT SOLICITATION

                                                          ____________, 2003

To the Limited Partners of Enstar Income Program IV-2, L.P.:

         NOTICE IS HEREBY GIVEN to the holders (the "unitholders") of the limited partnership units (the "units") of Enstar Income Program IV-2, L.P., a Georgia limited partnership ("Enstar IV-2" or the "partnership"), that Enstar Communications Corporation, a Georgia corporation and a general partner of Enstar IV-2 ("Enstar Communications", the "corporate general partner", "we" or "us"), is soliciting written consents on behalf of Enstar IV-2 to approve a plan of liquidation (the "Liquidation Plan").

         Enstar IV-2 currently owns a 50% interest in Enstar IV/PBD Systems Venture, a Georgia general partnership (the "PBD joint venture"). The PBD joint venture owns and operates a cable television system in and around the communities of Dexter and Bloomfield, Missouri (collectively, the "system"). Under the Liquidation Plan, the PBD joint venture will sell its cable television system assets to Telecommunications Management, LLC, a Missouri limited liability company ("Telecommunications"), and the PBD joint venture will subsequently dissolve and terminate its operations.

         Enstar IV-2 also holds a one-third interest in a joint venture, Enstar Cable of Macoupin County (the "Macoupin joint venture"), a Georgia general partnership. In April 2002, the Macoupin joint venture sold all of its cable television system assets in a separate transaction authorized by the unitholders. Under the Liquidation Plan, the Macoupin joint venture will dissolve and terminate.

         The Liquidation Plan authorizes:

     o the PBD joint venture to sell the system to Telecommunications under an asset purchase agreement for a sale price of approximately $3,147,955 in cash, subject to closing sale price adjustments, an escrow for indemnity claims and customary closing conditions (the "Telecommunications Sale");

     o the subsequent dissolution, termination and liquidation of the PBD joint venture and its remaining assets through one or more liquidating distributions to the two general partners, one of which is Enstar IV-2, in accordance with the partnership agreement of the PBD joint venture (the "PBD Joint Venture Liquidation");

     o the dissolution, termination and liquidation of the Macoupin joint venture through one or more liquidating distributions of its remaining net assets to the three general partners, one of which is Enstar IV-2, in accordance with the partnership agreement of the Macoupin joint venture (the "Macoupin Joint Venture Liquidation"); and

     o the subsequent dissolution, termination and liquidation of Enstar IV-2 through one or more liquidating distributions to the general partners and the unitholders, in accordance with Enstar IV-2's partnership agreement (the "Enstar Liquidation").

         The Telecommunications Sale, the PBD Joint Venture Liquidation, the Macoupin Joint Venture Liquidation and the Enstar Liquidation are more fully described in the attached consent solicitation statement under "Liquidation Plan Summary" on pages 7-10, "Questions and Answers About the Liquidation Plan" on pages 11-15 and "Special Factors" on pages 18-44.

         Enstar IV-2 is seeking to obtain approval of the Liquidation Plan from its unitholders through the solicitation of written consents. No meeting of the unitholders will be held. The consent of unitholders holding a majority of the outstanding units on the record date (as defined below) is required in order to adopt the Liquidation Plan, and will bind all of the unitholders.

         The close of business on _________, 2003 is the record date for determining the limited partners entitled to receive notice of the solicitation of consents and to consent to the Liquidation Plan. Consents of the limited partners will be solicited during the period (the "Solicitation Period"), which begins on __________, 2003 and will end at 5:00 p.m., New York City time, on the earlier of (1) the date on which the consents of limited partners holding a majority of the units entitled to consent and approving the Liquidation Plan are received by us and/or the soliciting agent; or (2) ________, 2003 (or, if the Solicitation Period is extended by the general partner, at 5:00 p.m., New York City time, on the expiration date of the extended Solicitation Period).

         In addition, the Liquidation Plan will not become effective unless the Telecommunications Sale and the PBD Joint Venture Liquidation are approved by a majority-in-interest of the limited partners of Enstar IV-2's equal co-partner in the PBD joint venture, Enstar Income Program IV-1, L.P. The Macoupin Joint Venture Liquidation must also be approved by a majority-in-interest of the limited partners of Enstar IV-2's equal co-partners in the Macoupin joint venture, Enstar Income Program IV-1, L.P. and Enstar Income Program IV-3, L.P.

         Please indicate your approval, disapproval or abstention with respect to the Liquidation Plan by marking and signing the enclosed consent card and returning it in the enclosed self-addressed envelope to D.F. King & Co., Inc., our soliciting agent, at 77 Water Street, New York, New York 10005. If you sign and send in the enclosed consent card but do not indicate how you want to vote as to the Liquidation Plan, your consent card will be treated as voting to APPROVE the Liquidation Plan. If you fail to send in your consent card, it will have the same effect as a vote to "DISAPPROVE" the Liquidation Plan.

         You may change your vote at any time before expiration of the Solicitation Period. You can do this by sending a written notice dated later than your consent card stating that you would like to revoke or change your vote, or by completing and submitting a new consent card dated later than your original consent card. If you choose either of these two methods, you must submit your notice of revocation or new consent card to the soliciting agent, D.F. King & Co., Inc. If you instructed a broker to vote your units, you must follow your broker's directions for changing those instructions. To be effective, your notice of revocation or new consent card must be received by D.F. King & Co., Inc. before the end of the original Solicitation Period or extended Solicitation Period, as the case may be.

         For more information, you may contact the partnership and the general partner at their principal executive offices at 12405 Powerscourt Drive, St. Louis, Missouri 63131, Attention: Partnership Relations; telephone: (314) 543-2389.

         Your approval is important. Please read the consent solicitation statement and attached exhibits carefully and then complete, sign and date the enclosed consent card and return it in the self-addressed prepaid envelope or by sending a facsimile of the front and back of the consent card to D.F. King & Co., Inc. Your prompt response is appreciated.

                                           ENSTAR COMMUNICATIONS CORPORATION
                                           CORPORATE GENERAL PARTNER

                              TABLE OF CONTENTS
                      ENSTAR INCOME PROGRAM IV-2, L.P.

INTRODUCTION............................................................    4
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING
   STATEMENTS...........................................................    6
LIQUIDATION PLAN SUMMARY................................................    7
QUESTIONS AND ANSWERS ABOUT THE LIQUIDATION PLAN........................   11
WHO CAN HELP ANSWER YOUR QUESTIONS......................................   16
OWNERSHIP STRUCTURE CHART...............................................   17
SPECIAL FACTORS.........................................................   18
   General..............................................................   18
   Purpose and Reasons for the Telecommunications Sale..................   16
   Alternatives to Liquidation Plan Not Prudent.........................   20
   Ability to Sell Units................................................   21
   Effects of the Transaction...........................................   21
   Best Available Transaction...........................................   24
   Recommendation of the Corporate General Partner and Other
      Filing Persons....................................................   28
   Related Party Transactions...........................................   30
   Conflicts of Interest................................................   31
   The Telecommunications Purchase Agreement............................   31
   Description of Assets................................................   38
   Use of Proceeds and Cash Distributions...............................   38
   Disadvantages of the Liquidation Plan................................   40
   Consequences of Failure to Approve the Liquidation Plan..............   40
   Approval of the Liquidation Plan by Enstar IV-1 and Enstar IV-3......   40
   Liquidation of the PBD Joint Venture.................................   41
   Liquidation of the Macoupin Joint Venture............................   41
   Liquidation of Enstar IV-2...........................................   41
   Federal Income Tax Consequences of the Liquidation Plan..............   42
   State Tax Consequences...............................................   44
   No Appraisal Rights..................................................   44
NO ESTABLISHED MARKET PRICES FOR PARTNERSHIP UNITS......................   44
DISTRIBUTIONS TO UNITHOLDERS............................................   45
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF.........................   45
IDENTITY AND BACKGROUND OF CERTAIN PERSONS..............................   46
   Enstar Communications Corporation....................................   46
   Robert T. Graff......................................................   49
   Charter Communications, Inc..........................................   49
   Charter Communications Holding Company, LLC..........................   51
VOTING PROCEDURES.......................................................   51
AVAILABLE INFORMATION...................................................   52
INFORMATION INCORPORATED BY REFERENCE...................................   52

                                  EXHIBITS

Exhibit A:  Annual Report on Form 10-K for the year ended December 31, 2002

Exhibit B:  Quarterly Report on Form 10-Q for the quarter ended
            September 30, 2002

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                      ENSTAR INCOME PROGRAM IV-2, L.P.
                    C/O ENSTAR COMMUNICATIONS CORPORATION
                           12405 POWERSCOURT DRIVE
                          ST. LOUIS, MISSOURI 63131

                                                           _____________, 2003

                       ------------------------------
                       CONSENT SOLICITATION STATEMENT
                       ------------------------------

                                INTRODUCTION

         Enstar Communications Corporation, a Georgia corporation ("Enstar Communications," the "corporate general partner", "we" or "us"), is one of two general partners of Enstar Income Program IV-2, L.P., a Georgia limited partnership ("Enstar IV-2" or the "partnership"). The other general partner is Robert T. Graff, Jr. (the "individual general partner").

         Enstar IV-2 currently owns a 50% interest in Enstar IV/PBD Systems Venture (the "PBD joint venture"). The PBD joint venture owns and operates a cable television system in and around the communities of Dexter and Bloomfield, Missouri, which had an aggregate of approximately 3,600 basic subscribers as of November 30, 2002. The other co-general partner in the PBD joint venture is Enstar Income Program IV-1, L.P. ("Enstar IV-1"), another limited partnership sponsored by the corporate general partner. The general partners of Enstar IV-1 are the same as the general partners of Enstar IV-2. The cable television systems and their related assets owned by the PBD joint venture are collectively referred to as the "system," the "PBD joint venture's system," or "Enstar's system." Because all of the partnership's cable television operations are conducted through its interest in the PBD joint venture, much of the discussion in this consent solicitation statement relates to the PBD joint venture and its activities. References to the "partnership" include the PBD joint venture, where appropriate.

         Enstar IV-2 also holds a one-third interest in a joint venture, Enstar Cable of Macoupin County (the "Macoupin joint venture"), a Georgia general partnership, that formerly owned cable television systems in and around the community of Macoupin, Illinois. The other partners in the Macoupin joint venture are Enstar IV-1 and Enstar Income Program IV-3, L.P ("Enstar IV-3"). The PBD joint venture and the Macoupin joint venture are collectively referred to herein as the "joint ventures."

         In March 2002, the PBD joint venture sold its Poplar Bluff franchise area to the City of Poplar Bluff, Missouri. In April 2002, the PBD joint venture also completed the sale to Interlink Communications Partners, LLC, an affiliate of the corporate general partner, of the PBD joint venture's Mt. Carmel, Illinois system. In addition, the Macoupin joint venture completed the sale of all of its cable television systems assets in April 2002 to Charter Communications Entertainment I, LLC, an affiliate of the corporate general partner. Enstar IV-2 made initial distributions to unitholders of the proceeds of those sales in May and September 2002 in an aggregate amount of approximately $170 per unit. The PBD joint venture's remaining cable television systems assets consist of the system in Dexter and Bloomfield, Missouri. The Macoupin joint venture currently holds no cable television system assets.

         Through this consent solicitation statement, we are asking the holders of Enstar IV-2's limited partnership units ("units" and the holders thereof "unitholders") to approve a plan of liquidation for the general partnership and Enstar IV-2, including the proposed sale of the PBD joint venture's cable system assets and the subsequent dissolution of the joint ventures and Enstar IV-2.

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         In particular, you are being asked to vote on the following plan of liquidation (the "Liquidation Plan") that includes authorization of the following:

     o the sale by the PBD joint venture of the system to Telecommunications Management, LLC, a Missouri limited liability company ("Telecommunications"), under an asset purchase agreement for a sale price of approximately $3,147,955 in cash, subject to closing sale price adjustments, an escrow for indemnity claims and customary closing conditions (the "Telecommunications Sale") "), or, in the alternative, to sell the system to another independent third party buyer not affiliated with Enstar IV-2, the corporate general partner, or their affiliates, for such price and on such terms as the corporate general partner believes are in the best interests of Enstar IV-2 and the unitholders (the Telecommunications Sale and the alternative of selling the system to another independent third party buyer are collectively referred to as the "Telecommunications Sale");

     o the subsequent dissolution, termination and liquidation of the PBD joint venture and its remaining assets through one or more liquidating distributions to the two general partners, one of which is Enstar IV-2, in accordance with the partnership agreement of the PBD joint venture (the "PBD Joint Venture Liquidation");

     o the dissolution, termination and liquidation of the Macoupin joint venture through one or more liquidating distributions to its three general partners of its remaining net assets, which as of September 30, 2002 consisted of $124,500 in cash, in accordance with the partnership agreement of the Macoupin joint venture (the "Macoupin Joint Venture Liquidation"); and

     o the subsequent dissolution, termination and liquidation of Enstar IV-2 through one or more liquidating distributions to the general partners and the unitholders, in accordance with Enstar IV-2's partnership agreement (the "Enstar Liquidation").

         The close of business on __________, 2003 is the record date for determining the unitholders entitled to receive notice of the solicitation of consents and to consent to the Liquidation Plan. On November 30 2002, there were 39,848 outstanding units of Enstar IV-2 entitled to vote on the Liquidation Plan, which were held by approximately 881 unitholders. Unitholders will be notified as soon as practicable as to the results of this solicitation. The Liquidation Plan will not become effective unless the Telecommunications Sale and the PBD Joint Venture Liquidation also are approved by a majority-in-interest of the limited partners of Enstar IV-1. In addition, the Macoupin Joint Venture must be approved by a majority-in-interest of the limited partners of both Enstar IV-1 and Enstar IV-3, respectively.

         The soliciting agent, D.F. King & Co., Inc., has been retained to assist Enstar Communications in soliciting the consents with respect to the Liquidation Plan for a base fee of approximately $3,750, plus additional fees and reimbursement of expenses, estimated at approximately $5,000. All costs associated with the solicitation will be paid by Enstar IV-2.

         Neither Enstar IV-2's partnership agreement nor the Georgia Revised Uniform Limited Partnership Act, under which Enstar IV-2 is governed, provides rights of appraisal or other similar rights to unitholders who dissent from the vote of a majority-in-interest in approving or disapproving the Liquidation Plan. For more information, please see "Special Factors--No Appraisal Rights" on page 44.

         This consent solicitation statement is being furnished to the unitholders by the following entities, which are collectively called the "Filing Persons:" the partnership; the corporate general partner of the partnership; Charter Communications Holding Company, LLC ("Holdco"); and their ultimate parent, Charter Communications, Inc. ("Charter, Inc."). More information about the Filing Persons and their

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

respective executive officers and directors is contained in the "Ownership Structure Chart" on page 17, and "Identity and Background of Certain Persons" on pages 46-51.

         For the reasons set forth in the sections of this consent solicitation statement under the headings "Special Factors--Purpose and Reasons for the Telecommunications Sale--Reasons" (on pages 19-20), "--Best Available Transaction (on pages 24-28) and "--Recommendation of the Corporate General Partner and other Filing Persons" (on pages 28-30), the corporate general partner believes that the Liquidation Plan is in the best interests of Enstar IV-2 and the unitholders, and the corporate general partner and the other Filing Persons believe that the Liquidation Plan is the best alternative available to the unitholders, and recommend that you vote to "APPROVE" the Liquidation Plan.

         Please read this consent solicitation statement and the accompanying exhibits carefully. You can find additional information about Enstar IV-2 in the accompanying copies of its Annual Report on Form 10-K for the year ended December 31, 2001, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 and its other reports filed with the Securities and Exchange Commission. You can obtain these reports from the partnership and/or the corporate general partner at their principal executive offices at 12405 Powerscourt Drive, St. Louis, Missouri 63131,
Attention: Partnership Relations; or call (314) 543-2389 (which is also the principal executive offices of each of the other Filing Persons).

         This consent solicitation statement and the accompanying consent card are first being mailed to the limited partners on or about _________, 2003.

         The date of this consent solicitation statement is __________, 2003.

          CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

         This consent solicitation statement includes certain forward-looking statements regarding, among other things, future results of operations, regulatory requirements, competition, capital needs, general business conditions applicable to us and the anticipated effect on unitholders of the proposed Liquidation Plan. Such forward-looking statements involve risks and uncertainties including, without limitation, the uncertainty of legislative and regulatory changes, the rapid developments in the competitive environment facing cable television operators such as the partnership, and the completion of the Telecommunications Sale and Liquidation Plan in accordance with their respective terms. In addition to the information provided herein, reference is made to the accompanying copy of our Annual Report on Form 10-K for the year ended December 31, 2001 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 for additional information regarding such matters and the effect thereof on the partnership's business.

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

                          LIQUIDATION PLAN SUMMARY

         The following summary highlights very important information contained elsewhere in this consent solicitation statement, but does not contain all of the information in this consent solicitation statement that may be important to your decision. You should carefully read this entire document, including the exhibits, before you decide whether to approve or disapprove of the Plan of Liquidation.

         o BACKGROUND. In 1999 we commenced a process of seeking purchasers for all of the cable television systems of the partnership and the joint ventures, as well as cable systems operated by 13 other affiliated partnership cable operators. This effort was undertaken primarily because, based on our experience in the cable television industry, we concluded that generally applicable market conditions and competitive factors were making (and would increasingly make) it extremely difficult for smaller operators of rural cable systems (such as the PBD joint venture and the other affiliated Enstar partnerships) to effectively compete and be financially successful.

         In March 2002, the PBD joint venture sold its Poplar Bluff franchise area to the City of Poplar Bluff, Missouri for a sale price of approximately $8,000,000, subject to closing sales price adjustments, an escrow for indemnity claims and transaction costs. In April 2002, the PBD joint venture also completed the sale to Interlink Communications Partners, LLC, an affiliate of the corporate general partner, of the PBD joint venture's Mt. Carmel, Illinois system for a total sale price of $5,080,645, subject to closing price adjustments, an escrow for indemnity claims and transaction costs. The Macoupin joint venture completed the sale of all of its cable television systems assets in April 2002 to Charter Communications Entertainment I, LLC, an affiliate of the corporate general partner, for a total sale price of $9,359,677, subject to closing price adjustments, an escrow for indemnity claims and transactions costs. Enstar IV-2 made initial distributions to unitholders of the proceeds of those sales in May and September 2002 in an aggregate amount of approximately $170 per unit. The PBD joint venture's remaining cable television systems assets consist of the system in Dexter and Bloomfield, Missouri. The Macoupin joint venture currently holds no cable television system assets.

         o THE TELECOMMUNICATIONS SALE. The terms and conditions of the Telecommunications Sale are summarized below. The Telecommunications Sale will be accounted for using the purchase method of accounting. For more information, please see "Special Factors--The Telecommunications Purchase Agreement" on pages 31-37.

         THE SALE PRICE. Telecommunications will acquire the cable television assets of ten partnerships managed by the corporate general partner, of which the PBD joint venture's system is a part, under an asset purchase agreement. The sale price will be approximately $15,341,639 for all of the cable television assets of the selling partnerships (the "sellers"), subject to closing sale price adjustments, an escrow for indemnity claims and customary closing conditions. In its bid for all of these systems, Telecommunications allocated the total purchase price among each of the systems being sold, with approximately $3,147,955 to be paid to the PBD joint venture for its system. This allocation was based on a sale price of $825 per subscriber.

                  SALE PRICE ADJUSTMENTS. The sale price to be paid to the PBD joint venture is subject to customary working capital closing adjustments. In addition, Telecommunications assigned a prescribed target number of subscribers at closing for the PBD joint venture's system. This target number was 3,816, and any shortfall in that target number for the system will result in the sale price being reduced by $825 per shortfall subscriber. At November 30, 2002, the system had approximately 3,600 basic subscribers.

                  INDEMNIFICATION. In addition, Telecommunications will deposit $500,000 of the sale price in an escrow to provide funds for the payment of any indemnification to which Telecommunications may be entitled arising after the closing when claims exceed $100,000. Of the $500,000 deposited by Telecommunications in escrow, $102,893 is allocated as the PBD joint venture's portion of the amount in escrow. The PBD joint venture has agreed on its own behalf, and not jointly with the other sellers, that it will indemnify Telecommunications for breaches of its representations and warranties and for liabilities of the partnership accruing prior to the closing. Total indemnification claims by Telecommunications may not exceed an aggregate of $1,600,000 for all of the sellers. Amounts placed in escrow will remain in escrow for a period of 13 months after closing. Accordingly, the PBD joint venture will not receive the full purchase price at closing. For more information, please see "Special Factors--The Telecommunications Purchase Agreement" on pages 31-37.

                  CLOSING CONDITIONS. The closing of the Telecommunications Sale is subject to several conditions any or all of which may be waived by the appropriate party, which include:

                       o each representation and warranty made by the sellers in the asset purchase agreement with Telecommunications shall have been materially true and correct as of the date made and the closing date;

                       o the sellers shall have performed and complied with all covenants made by them;

                       o the sellers shall have obtained the required Material Consents, as that term is defined in the asset purchase agreement with Telecommunications;

                       o no judgment, decree, order or other legal prohibition having the force of law shall be in effect on the closing date that would prevent or make the closing unlawful;

                       o each of the sellers shall have furnished to Telecommunications certain required certificates, bills of sale, assignments, assumptions, consents and other agreements;

                       o each of the sellers shall have obtained any and all necessary partner consents, which includes the consent of a majority-in-interest of the limited partners of each of the sellers;

                       o there shall have been no material adverse changes in the business, financial condition or prospects of the systems since the date of the asset purchase agreement with Telecommunications; and

                       o an affiliate of the sellers will enter into a master advertising sales agreement with Telecommunications; and

                       o satisfactory completion by Telecommunications of its due diligence investigation and audit of the sellers.

         These conditions apply to all of the sellers and the failure of one seller to satisfy these conditions can prevent the other sellers from closing their transactions with Telecommunications. However, the purchase agreement with Telecommunications does allow for closing of the sale of some, but not all, of the systems if all of the conditions of the purchase agreement have been satisfied or waived with respect to certain primary cable television systems, which includes the PBD joint venture's system. At a partial closing, only the assets of those systems for which conditions have been satisfied or waived will be sold to Telecommunications.

         o DISSOLUTION AND LIQUIDATION OF THE PBD JOINT VENTURE. Under the Liquidation Plan, the PBD joint venture will dissolve and, as part of the winding-up process of the PBD joint venture, Enstar IV-2 and Enstar IV-1, as the general partners of the PBD joint venture, will sell or otherwise dispose of any remaining assets of the PBD joint venture, and pay off the PBD joint venture's debts and obligations, including paying or providing for the payment of the expenses of the Telecommunications Sale. As part of the dissolution, the general partners of the PBD joint venture will cause it to make one or more liquidating distributions to themselves of the remaining assets, in accordance with the partnership agreement. We currently estimate that pre-tax liquidating distributions from the Telecommunications Sale to Enstar IV-2, as a general partner of the PBD joint venture, will total approximately $3,794,400, after estimated closing adjustments and closing and liquidation expenses. Enstar IV-1, as the other 50% general partner of the PBD joint venture, will receive an equal liquidating distribution. For more information, please see "Special Factors--Liquidation of the PBD Joint Venture" on page 41.

         o DISSOLUTION AND LIQUIDATION OF THE MACOUPIN JOINT VENTURE. Under the Liquidation Plan, the Macoupin joint venture will dissolve and terminate. In April 2002, the Macoupin joint venture sold all of its cable television system assets to Charter Communications Entertainment I, LLC, an affiliate of the corporate general partner, for a total sale price of approximately $9,359,677, the partnership's one-third share of which was approximately $3,119,892, subject to closing price adjustments, an escrow for indemnity claims and transaction costs. The partnership has made initial distributions of the proceeds of the sale to unitholders and to its general partners. The Macoupin joint venture currently holds no cable television assets. The Liquidation Plan calls for Enstar IV-1, Enstar IV-2 and Enstar IV-3, as the general partners, to settle the outstanding obligations of the Macoupin joint venture and cause it to make one or more liquidating distributions to themselves of the remaining assets, in accordance with the partnership agreement. We currently estimate that final liquidating distributions to Enstar IV-2 from the dissolution of the Macoupin joint venture will total approximately $41,500. Enstar IV-1 and Enstar IV-3, as the other co-general partners of the joint venture, will receive equal liquidating distributions. Final distributions to unitholders from the dissolution of the Macoupin joint venture are estimated at $1.03 per unit. For more information, please see "Special Factors--Liquidation of the Macoupin Joint Venture" on page 41.

         o DISSOLUTION AND LIQUIDATION OF ENSTAR IV-2. Upon termination of the PBD joint venture, Enstar IV-2 will dissolve, liquidate and terminate. As part of the dissolution and termination, Enstar IV-2 will pay its remaining debts and obligations. The corporate general partner will make one or more liquidating distributions to itself, the individual general partner and the unitholders of the partnership's remaining assets, in accordance with the partnership agreement. We currently estimate that pre-tax liquidating distributions to the unitholders in respect of the Telecommunications Sale and of the distribution of the remaining net assets of the Macoupin joint venture will total approximately $94 per unit, after estimated closing adjustments, taxes and closing and liquidation expenses. The corporate general partner and the individual general partner will collectively receive an estimated liquidating distribution of approximately $37,550 in the aggregate in respect of the Telecommunications Sale.

         We presently expect that the Telecommunications Sale will close on or before June 30, 2003. The PBD joint venture will not be terminated until after the Telecommunications Sale. We anticipate making the initial liquidating distribution approximately 90 days after the closing of the Telecommunications Sale. We also expect that after required closing adjustments are completed and escrow proceeds are released (which we expect to occur approximately 13 months after the closing of the Telecommunications
Sale), final liquidating distributions will be made of any remaining funds. For more information, please see

"Special Factors--Use of Proceeds and Cash Distributions" on pages 38-39, and "--Liquidation of Enstar IV-2" on pages 41-42.

         o DETERMINATION OF THE SALE PRICE. During the more than two-year period during which we sought purchasers for the system we ultimately concluded that Telecommunications offered the best available transaction to sell the system. Telecommunication's offer was obtained through a broadly based solicitation process, in which an experienced cable television industry broker marketed the PBD joint venture's system and the cable television systems of the other affiliated limited partnerships to what we and the other Filing Persons believe was fairly representative of the universe of possible purchasers. The process was also confidential: neither the broker, Telecommunications nor any other bidder knew the prices or other terms of the other bidders' offers, and the corporate general partner of Enstar IV-2 did not know the contents of any bid, until all the bids were received and the deadline for the submission of bids had passed. We and the other Filing Persons believe that this process acted as a "market check" that enabled the general partner to objectively determine the present range of market values for the system and obtain what the corporate general partner and the other Filing Persons believe to be the best transaction currently available in the market.

         Based on the foregoing, we and the other Filing Persons have concluded that approval of the Liquidation Plan is in the best interests of Enstar IV-2 and the unitholders. For more information, please see "Special Factors--Purpose and Reasons for the Telecommunications Sale" on pages 19-20, "--Best Available Transaction" on pages 24-28 and "--Recommendation of the Corporate General Partner and other Filing Persons" on pages 28-30.

         o REQUIRED VOTE. The Liquidation Plan must be approved by the holders of a majority of the units outstanding on the Record Date (_______, 2003). None of the unitholders is an affiliate of Enstar IV-2, the corporate general partner, any other Filing Person or an affiliate of any of them. In addition, the partnership agreement of both joint ventures requires the approval of all of its general partners in order for the liquidation of the joint ventures to occur. Therefore, the Liquidation Plan will not become effective unless the Telecommunications Sale and the PBD Joint Venture Liquidation also are approved by a majority-in-interest of the limited partners of Enstar IV-1 and the Macoupin Joint Venture Liquidation is approved by a majority-in-interest of the limited partners of Enstar IV-1 and Enstar IV-3.

         o VOTING PROCEDURES. Please see "Voting Procedures" on pages 51-52 for instructions on how and when to return your consent card, voting deadlines and changing your vote.

              QUESTIONS AND ANSWERS ABOUT THE LIQUIDATION PLAN

Q:       WHY IS THE SALE OF THE ENSTAR SYSTEM BEING PROPOSED?

A:       We believe that now is the appropriate time, and it is in the best interests of the unitholders, to sell the system and liquidate Enstar IV-2 because:

     o the system continues to face significant competition from direct broadcast satellite ("DBS") operators;

     o we estimate that upgrading the system would cost approximately $2.4 million to $2.8 million in order to offer services comparable to those offered by competing DBS operators, which we believe cannot be viably supported by the partnership's potential revenues and operating income;

     o we believe that if the system is not upgraded to be competitive with DBS operators, the joint venture will continue to lose subscribers and revenues and the operating income of the joint venture will continue to decline, as will the system's market value; and

     o we believe that the available alternatives to the Liquidation Plan are not prudent. For more information, please see "Special Factors--Purpose and Reasons for the Telecommunications Sale" on pages 19-20; "--Best Available Transaction" on pages 24-28; "--Recommendation of the Corporate General Partner and the other Filing Persons" on pages 28-30; and "--Consequences of Failure to Approve the Liquidation Plan" on page 40.

Q:       HOW WAS THE ENSTAR SYSTEM MARKETED?

A:       The system originally was marketed on a combined basis with the cable television systems operated by 13 other affiliated Enstar partnerships. The bidding process for the system was conducted by Daniels & Associates, L.P., a prominent business broker with extensive expertise in the cable and telecommunications industry. The broker marketed the partnership's cable television systems, as well as the cable systems of the other affiliated Enstar partnerships, to third parties whom Daniel & Associates, L.P. identified as being likely to have an interest in acquiring the systems. Ultimately, this process, which took over two years, resulted in our conclusion that Telecommunications offered the best available transaction for the sale of the PBD joint venture's system. For more information, please see "Special Factors--Purpose and Reasons for the Telecommunications Sale" on pages 19-20.

Q:       WHY ARE WE PROPOSING THAT THE PBD JOINT VENTURE DISSOLVE?

A:       Telecommunications has agreed to purchase the system, which consists of all of the PBD joint venture's remaining cable television system assets. In March 2002, the PBD joint venture sold its Poplar Bluff franchise area to the City of Poplar Bluff, Missouri for a sale price of approximately $8,000,000, subject to closing sales price adjustments, an escrow for indemnity claims and transaction costs. In April 2002, the PBD joint venture also completed the sale to Interlink Communications Partners, LLC, an affiliate of the corporate general partner, of the PBD joint venture's Mt. Carmel, Illinois system for a total sale price of $5,080,645, subject to closing price adjustments, an escrow for indemnity claims and transaction costs. Consequently, after the Telecommunications Sale, the joint venture will have no cable television system assets. The joint venture will no longer be able to fulfill its partnership purpose, which is to own and operate cable television systems. Therefore, the joint venture will dissolve after completing the Telecommunications Sale, paying its debts and distributing the balance of the proceeds to its general partners. For more information, please see "--Liquidation of the PBD Joint Venture" on page 41.

Q:       WHY ARE WE PROPOSING THAT THE MACOUPIN JOINT VENTURE DISSOLVE?

A:       Under the Liquidation Plan, the Macoupin joint venture will dissolve and terminate. In April 2002, the Macoupin joint venture sold all of its cable television system assets to Charter Communications Entertainment I, LLC, an affiliate of the corporate general partner, for a total sale price of approximately $9,359,677, the partnership's one-third share of which was approximately $3,119,892, subject to closing price adjustments, an escrow for indemnity claims and transaction costs. Because it has sold its operating assets, the Macoupin joint venture will dissolve after settling its remaining obligations and distributing to its general partners, Enstar IV-1, Enstar IV-2 and Enstar IV-3, its remaining net assets, which were $124,500 as of September 30, 2002. For more information, please see "Special Factors--Liquidation of the Macoupin Joint Venture" on page 41.

Q:       WHY IS ENSTAR IV-2 DISSOLVING?

A:       All of the cable television assets of Enstar IV-2 are owned through the PBD joint venture. As part of the Liquidation Plan, the PBD joint venture will dispose of its assets, dissolve and terminate and make liquidating distributions to Enstar IV-1 and Enstar IV-2, the general partners of the PBD joint venture. Consequently, after the dissolution and winding up of the PBD joint venture, Enstar IV-2 will not have any cable television system assets, and will no longer be able to fulfill its partnership purpose, which is to own and operate cable television systems. Therefore, Enstar IV-2 will dissolve after completing the termination of the joint ventures, paying its debts and distributing remaining assets to its partners. For more information, please see "Special Factors--Liquidation of Enstar IV-2" on pages 41-42.

Q:       WHAT WILL I RECEIVE AS A RESULT OF THE LIQUIDATION PLAN?

A:       You will receive one or more distributions of your share of Enstar
IV-2's allocable share of the distributions made by the PBD joint venture from the net sale proceeds, which we presently estimate will total approximately $93 per unit in respect of the Telecommunications Sale, after estimated adjustments and expenses. In addition, we estimate you will receive an additional $1.03 per unit as a final dissolution of the assets of the Macoupin joint venture. The units were initially issued at a price of $250 per unit and, since such initial issuance, Enstar IV-2 has made aggregate cash distributions to the unitholders of $456.21 per unit. Included in that amount are amounts distributed to unitholders by the partnership of approximately $7,802,900, or $178 per unit, in respect of proceeds from the sale of certain of the cable systems of the joint ventures' in March and April 2002. For more information, please see "Special Factors--Use of Proceeds and Cash Distributions" on pages 38-39 and "Distributions to Unitholders" on page 45.

Q:       WHAT WILL MY TOTAL DISTRIBUTIONS BE IF THE LIQUIDATION PLAN IS NOT
COMPLETED?

A:       If the Liquidation Plan is not completed, the partnership will re-examine its ability to pay distributions on a quarterly basis. We cannot assure you that future distributions will be made, or if made, when or in what amounts. Apart from the general requirement that cash distributions be made from available cash flow, after expenses, there are no restrictions on the partnership's current or future ability to make distributions. For more information, please see "Special Factors--Consequences of Failure to Approve the Liquidation Plan" on page 40 and "--Effects of the Transaction--on the PBD Joint Venture" on page 23.

Q:       WHAT BENEFITS WILL ENSTAR COMMUNICATIONS, THE CORPORATE GENERAL
PARTNER, RECEIVE IF THE LIQUIDATION PLAN IS COMPLETED?

A:       If the Liquidation Plan is completed, Enstar Communications and the individual general partner will receive distributions of their allocable share of the net proceeds thereof. We presently estimate the proceeds of the Telecommunications Sale will total approximately $3,147,955 in the aggregate. We and our affiliates will receive approximately $162,800 in repayment of deferred management fees owed to us and our affiliates by Enstar IV-2. In addition, we will receive approximately $280,300 in repayment of deferred expenses owed to us by Enstar IV-2. For more information, please see "Special Factors--Use of Proceeds and Cash Distributions" on pages 38-39 and "--Conflicts of Interest" on page 31.

Q:       WHAT ARE THE DISADVANTAGES TO ENSTAR IV-2, THE UNITHOLDERS AND THE
GENERAL PARTNERS OF COMPLETING THE LIQUIDATION PLAN?

A:       The primary disadvantage to Enstar IV-2, the unitholders, the corporate general partner and the individual general partner is that they will not benefit from possible improvements in economic and market conditions, if any, which might produce increased revenues and operating income for the PBD joint venture and possibly increase the sale price of the system in the future. This risk exists regardless of whether the system is sold to Telecommunications or to another party. For more information, please see "Special Factors--Disadvantages of the Liquidation Plan" on page 40, "--Effects of the Transaction--On Enstar IV-1" on pages 21-22 and "--Effects of the Transaction--On the Unitholders" on page 22.

Q:       WHAT ARE THE CONSEQUENCES TO ENSTAR IV-2, THE UNITHOLDERS AND THE
GENERAL PARTNERS IF THE LIQUIDATION PLAN IS NOT CONSUMMATED?

A:       If the Liquidation Plan is not completed, Enstar IV-2 will continue to own and operate, through its interest in the PBD joint venture, the system for an indefinite period of time. We cannot assure you that Enstar IV-2 ever will be in a position to make any further distributions to the unitholders. Further, if the Liquidation Plan is not approved, we believe the system will continue to face significant competition, and will lose subscribers at an accelerated rate. In our view, unless the PBD joint venture makes substantial investments, at an estimated cost of approximately $2.4 million to $2.8 million, to upgrade the system's plant in order to deploy broadband technology, the system will not be able to offer the quality and quantity of services that will be needed for the PBD joint venture to compete in its markets. Further, we believe that even if those investments were made, the PBD joint venture would not be able to continue to operate profitably or to recoup those costs within the remaining terms of its key existing franchises. The inability of the PBD joint venture to operate profitability would prevent Enstar IV-2 from continuing its operations. We also cannot assure you that a future sale of the system would be on terms equal to or more favorable than those offered by Telecommunications. For more information, please see "Special Factors--Consequences of Failure to Approve the Liquidation Plan" on page 40, "--Effects of the Transaction--On Enstar IV-2" on pages 21-22 and "--Effects of the Transaction--On the Unitholders" on page 22.

Q:       WHEN DO YOU EXPECT THE LIQUIDATION PLAN TO BE COMPLETED?

A:       We are working towards completing the Telecommunications Sale and the other components of the Liquidation Plan as quickly as possible. We will seek to complete the Telecommunications Sale and the Liquidation Plan on or before June 30, 2003. The partnership agreement of the PBD joint venture requires the approval of both general partners, Enstar IV-1 and Enstar IV-2, in order for the PBD Joint Venture Liquidation to occur. The partnership agreement of the Macoupin joint venture requires the approval of all three general partners. Therefore, the Liquidation Plan cannot be completed unless a majority-in-interest of the limited partners of Enstar IV-1 approve the PBD Joint Venture Liquidation and the Macoupin Joint Venture Liquidation. A majority-in-interest of the limited partners of Enstar IV-3 also must approve the

Macoupin Joint Venture Liquidation. We are in the process of seeking the approval of a majority-in-interest of the limited partners of Enstar IV-1. Although we cannot predict exactly when these approvals will be received, we hope to complete the Telecommunications Sale and the Liquidation Plan on or before June 30, 2003. For more information, please see "Special Factors--The Telecommunications Purchase Agreement" on pages 31-37 and "Approval of the Liquidation Plan by Enstar IV-1 and Enstar IV-3" on page 40.

Q:       WILL I OWE ANY FEDERAL INCOME TAXES AS A RESULT OF THE LIQUIDATION
PLAN?

A:       In general, you will recognize a gain or loss for federal income tax purposes as a result of the Liquidation Plan. TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES TO YOU OF THE LIQUIDATION PLAN MAY DEPEND ON THE FACTS OF YOUR SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISOR TO UNDERSTAND FULLY BOTH THE FEDERAL AND STATE TAX CONSEQUENCES TO YOU OF THE LIQUIDATION PLAN. For more information, please see "Special Factors--Federal Income Tax Consequences of the Liquidation Plan" on pages 42-44.

Q:       WHAT DO I DO TO VOTE MY ENSTAR IV-2 UNITS?

A:       In order to vote your units either to approve, disapprove or abstain from the Liquidation Plan, you must mark the appropriate box on the enclosed consent card, sign and date the consent card and return it in the enclosed self-addressed envelope to the soliciting agent, D.F. King & Co., Inc., 77 Water Street, New York, New York 10005. If you sign and send the consent card, but do not indicate your vote as to the Liquidation Plan, your consent card will be treated as voting to APPROVE the Liquidation Plan. If you vote to ABSTAIN as to the Liquidation Plan, the effect will be the same as if you voted to DISAPPROVE the Liquidation Plan. If you fail to send in your consent card, the effect will be the same as if you voted to DISAPPROVE the Liquidation Plan. Your consent card must be received by the soliciting agent before 5:00 p.m., New York City time, on the earlier of (1) the date on which the consents of the holders of a majority of the units entitled to consent and approving the Liquidation Plan are received by us or the soliciting agent; or (2) _________, 2003 (or, if we extend the Solicitation Period, at any time before 5:00 p.m., New York City time, on the expiration date of the extended Solicitation Period).

Q:       MAY I CHANGE MY VOTE AFTER I MAIL MY UNITHOLDER CONSENT CARD?

A:       Yes. You may change your vote at any time before 5:00 p.m., New
York City time, on the earlier of (1) the date on which the consents of the holders of a majority of the units entitled to consent and approving the Liquidation Plan are received by us or the soliciting agent; or (2) __________, 2003 (or, if the Solicitation Period is extended by the general partner, at any time before 5:00 p.m., New York City time, on the expiration date of the extended Solicitation Period). You can change your vote in one of two ways. First, you can send a written notice dated later than your consent card stating that you would like to revoke or change your vote. Second, you can complete and submit a new consent card dated later than your original consent card. If you choose either of these two methods, you must submit your notice of revocation or new consent card to the soliciting agent, D.F. King & Co., Inc., 77 Water Street, New York, New York 10005. If you instructed a broker to vote your units, you must follow your broker's directions for changing those instructions. TO BE EFFECTIVE, YOUR NOTICE OF REVOCATION OR NEW CONSENT CARD MUST BE RECEIVED BEFORE THE END OF THE SOLICITATION PERIOD OR EXTENDED SOLICITATION PERIOD, AS THE CASE MAY BE.

Q:       DO UNITHOLDERS HAVE APPRAISAL OR OTHER SIMILAR RIGHTS?

A:       Under the partnership agreement and applicable state law,
unitholders are not entitled to dissenters' appraisal or other similar rights that, if they were available, would allow unitholders who dissent from the

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

Liquidation Plan to receive payments of the appraised value of their units in lieu of the liquidating distributions. We presently estimate that liquidating distributions will aggregate approximately $93 per unit in respect of the Telecommunications Sale after estimated closing adjustments and expenses, taxes and liquidation expenses. For more information, please see "Special Factors--No Appraisal Rights" on page 44.

                     WHO CAN HELP ANSWER YOUR QUESTIONS

         If you have more questions about the Liquidation Plan, you should contact:

                  Enstar Income Program IV-2, L.P.
                  c/o Enstar Communications Corporation
                  12405 Powerscourt Drive
                  St. Louis, Missouri 63131
                  Attention:  Partnership Relations
                  Telephone:  (314) 543-2389

         If you would like additional copies of this consent solicitation statement, or a copy of the asset purchase agreement with Telecommunications, or if you have questions about how to complete and return your consent card, you should contact:

                  D.F. King & Co., Inc.
                  77 Water Street
                  New York, New York 10005
                  Banks and Brokers Call Collect: (212) 269-5550
                  All Others Call Toll-Free: (800) 207-2014

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

                          OWNERSHIP STRUCTURE CHART

         The following diagram illustrates the ownership structure of the joint ventures, Enstar IV-2, Enstar Communications and the other Filing Persons. For more information, please see "Identity and Background of Certain Persons," on pages 46-51.

                         ------------------------------
                          Charter Communications, Inc.
                         ------------------------------
                                       |
                                       |
                                       |
                                       |
                         ------------------------------
                         Charter Communications Holding
                                  Company, LLC
                         ------------------------------
                                       |
                                       |
                                       |
                                       |
  ---------------------     -----------------------     ---------------------
   Limited Partners of       Enstar Communications       Limited Partners of
       Enstar IV-2                Corporation                Enstar IV-1
  ---------------------     -----------------------     ---------------------
           |                 /                   \                 |
           |                /                     \                |
           |               /                       \               |
          99%           1/2%                       1/2%           99%
        Limited       General                    General        Limited
        Partner       Partner                    Partner        Partner
       Interest*     Interest*                  Interest*      Interest*
           |          /                                \           |
           |         /                                  \          |
           |        /                                    \         |

 ----------------------     ----------------------     ----------------------
  Enstar Income/Growth ----- Robert T. Graff, Jr. ----- Enstar Income/Growth
   Program IV-2, L.P.       ----------------------       Program IV-1, L.P.
 ----------------------                                 ----------------------
           |  \         1/2%                       1/2%         /  |
           |   \      General                    General       /   |
           |    \     Partner                    Partner      /    |
           |     \   Interest*                  Interest*    /     |
           |      \                                         /      |
           |       \                                       /       |
           |        \                                     /        |
           |         \                                   /         |
           |          \                                 /          |
          1/3          \                               /          50%
        General         \                             /         General
        Partner          \                           /          Partner
       Interest            50%                   1/3           Interest
           |             General               General             |
           |             Partner               Partner             |
           |            Interest              Interest             |
           |                  \                /                   |
           |                   \              /                    |
           |                    \            /                     |
           |                     \          /                      |
           |                      \        /                       |
           |                       \      /                        |
           |                        \    /                         |
           |                         \  /                          |
           |                          \/                           |
           |                          /\                           |
           |                         /  \                          |
           |                        /    \                         |
 -------------------------------------   -----------------------------------
    Enstar Cable of Macoupin County         Enstar IV/PBD Systems Venture
           (in liquidation)
 -------------------------------------   -----------------------------------


-------------
* Earnings and losses have been allocated 99% to the limited partners and 1% to the general partners of Enstar IV-2 and Enstar IV-2. The general partners of Enstar IV-2 and Enstar IV-2 do not own units of partnership interests in Enstar IV-2 or Enstar IV-2, respectively, but rather hold a profits interest in the income, losses and distributions of the partnership.

                               SPECIAL FACTORS

GENERAL

         Enstar IV-2 was formed on October 16, 1985 to acquire, construct, improve, develop and operate cable television systems in various rural locations in the United States. The partnership was formed with an initial capital contribution of $1,100 comprising $1,000 from the corporate general partner and $100 from the initial limited partner. Sale of interests in the partnership began in January 1986, and the initial closing took place in March 1986. Limited partnership units were sold at a price of $250 per unit. The partnership continued to raise capital until $10,000,000 (the offering maximum) was raised in July 1986. In November 1999, the corporate general partner became an indirect controlled subsidiary of Charter Communications, Inc., the nation's third largest cable operator, serving approximately 6.7 million subscribers. The corporate general partner is responsible for the day-to-day management of Enstar IV-2 and its operations.

         All of Enstar IV-2's cable television business operations are conducted through the partnership's participation as a co-general partner with a 50% ownership interest in the PBD joint venture. The other general partner in the PBD joint venture, Enstar IV-1, also is a limited partnership sponsored by the corporate general partner. Limited partnership units of Enstar IV-1 were sold simultaneously with the offering of units in the partnership, raising capital of $10,000,000 (the offering maximum) in November 1986. The PBD joint venture was formed in order to enable each of its partners to participate in the acquisition and ownership of a more diverse pool of systems by combining certain of its financial resources.

         Enstar IV-1 and Enstar IV-2 entered into an asset purchase agreement, dated September 4, 2001, with the City of Poplar Bluff, Missouri to sell the Poplar Bluff franchise area for a sale price of approximately $8,000,000, the partnership's one-half share of which is approximately $4,000,000 (subject to closing price adjustments and transaction costs). Closing of the sale was subject to closing sale price adjustments, regulatory approvals, customary closing conditions and the approval by the limited partners of the partnership and Enstar IV-1. All of these conditions to close the transaction were met and on March 21, 2002, the asset purchase agreement closed.

         On April 10, 2002, pursuant to an asset purchase agreement dated August 29, 2001, the PBD joint venture sold to Interlink Communications Partners, LLC, an affiliate of the corporate general partner, its Mt. Carmel, Illinois system for a total sale price of approximately $5,080,645, the partnership's one-half share of which was approximately $2,540,323, subject to closing price adjustments, an escrow for indemnity claims and transaction costs. As a pre-condition to the sale, based on approval by the limited partners, the partnership agreement of Enstar IV-2 was amended to allow the sale of assets to an affiliate of the corporate general partner.

         The Macoupin joint venture was also formed by Enstar IV-2, with its co-partners, Enstar IV-1 and Enstar IV-3, in order to enable its partners to participate in the acquisition and ownership of additional systems. On April 10, 2002, pursuant to an asset purchase agreement dated August 29, 2001, the co-partners sold the assets of the Macoupin joint venture to Charter Communications Entertainment I, LLC, an affiliate of the corporate general partner, for a total sale price of approximately $9,359,677, the partnership's one-third share of which was approximately $3,119,892, subject to closing price adjustments, an escrow for indemnity claims and transaction costs. As a pre-condition to this sale, based on approval by the limited partners of Enstar IV-2, the partnership agreement of Enstar IV-2 was amended to allow the sale of assets to an affiliate of the corporate general partner. The Macoupin joint venture currently holds no cable television system assets.

         In May and September 2002, the partnership distributed an aggregate amount of approximately $7,082,900, or $178 per unit, from the proceeds of the sale by the PBD joint venture of the Mt. Carmel, Illinois and Poplar Bluff, Missouri systems and the sale of assets by the Macoupin joint venture.

         Through the PBD joint venture, Enstar IV-2 currently is engaged in the ownership and operation of cable television systems serving an aggregate of approximately 3,600 basic subscribers at November 30, 2002 in and around the communities of Dexter and Bloomfield, Missouri.

PURPOSE AND REASONS FOR THE TELECOMMUNICATIONS SALE

PURPOSE

         Enstar IV-2's and the corporate general partner's purpose in proposing the Liquidation Plan is to avoid (1) the likelihood that unless substantial and highly costly technological improvements and upgrades are made to the system's plant, the PBD joint venture will be unable to compete effectively in its market and will continue to lose subscribers to its direct broadcast satellite, or DBS, competitors; (2) the likelihood that if the PBD joint venture were to make the significant expenditures needed to compete effectively with DBS providers, its future revenues would not be sufficient to allow the PBD joint venture to continue to operate profitably; and (3) the risk that the PBD joint venture might not have sufficient subscriber loyalty to retain (let alone expand) its subscriber base in the face of the existing and expected future competition--in particular DBS.

REASONS

         We believe that the capital expenditures for upgrades to the system's plant that would be necessary to enable the PBD joint venture to retain subscribers and offer services comparable or superior to those now offered by its competitors would prevent the joint venture--as a small, rural, "stand-alone," cable system--from operating profitably, under its Dexter, Missouri franchise, which covers the largest number of subscribers.

         The PBD joint venture's system faces significant competition from DBS operators. In the geographic areas served by the system, these competing DBS operators currently offer, on an all-digital basis, more programming channels, features and services than does the partnership's system. The system has steadily lost subscribers over the past several years, declining from approximately 7,000 basic subscribers at December 31, 1997, to approximately 3,600 basic subscribers at September 30, 2002, which we believe is largely attributable to competition from DBS. The DBS operators with which Enstar IV-2 competes offer over 200 channels of digital programming. In contrast, the Enstar system currently offers only 39 channels of analog programming.

         As we have experienced, and as is widely recognized in the cable and telecommunications industry, customers increasingly are purchasing high quality video programming, high-speed Internet access and, in some markets, telephone service as bundled services from a single provider. This trend is being driven by rapid advances in so-called "broadband" technology, which generally refers to the capacity of the cable infrastructure to deliver video, voice and high-speed data transmission. These recent advances in broadband technology enable traditional cable television providers, as well as DBS operators, telephone and other utilities, and emerging wireline and wireless competitors, to provide a single source of digital and interactive video programming on hundreds of channels, Internet access and telephone service.

         DBS operators, which often can provide over 200 digital programming channels and are now acquiring two-way capability, are in our view the most formidable competitors to traditional cable operators, and in particular, to Enstar IV-2. For video services, DBS has existed as an alternative to cable television for many years and, unlike providers of certain other emerging technologies, has become a viable and successful competitor to cable nationwide. The National Cable and Telecommunications Association reported that in March 2001, approximately 23% of multichannel video subscribers obtained service from a source other than a traditional cable operator, and that nearly 18% of those subscribers obtained service from DBS operators.

         DBS's market share is attributable to a number of factors. For example, because satellite transmission is digital, DBS has always offered digital programming, with picture and sound quality superior to analog cable service, and far more channels than cable. Traditional cable operators, in contrast, typically have needed to upgrade or rebuild their systems, often at substantial cost, in order to add the bandwidth necessary to carry digital and interactive programming. Also, according to the Federal Communications Commission, former drawbacks to DBS are being remedied. For example, DBS operators now transmit local broadcast stations, which in the past were not available through DBS. Additionally, in an effort to compete with cable, DBS operators have generally decreased their once high equipment and installation charges, and monthly DBS subscription rates are typically lower than cable rates.

         The corporate general partner continues to evaluate alternative, cost-effective solutions to increase channel capacity, pay-per-view services, and digital services which would enhance the value of the system and be economically prudent. One alternative available is to perform a limited upgrade of the system, through use of small system digital ("SSD") technology that will allow for additional cable channels to be offered through the system's existing cable system architecture. The SSD upgrade, however, does not enable two-way service or allow for other interactive services currently offered by DBS. Given that this type of upgrade would not allow the system to offer services comparable to those now offered by its competitors, we believe that the capital expenditures necessary for this upgrade would prevent the partnership from operating profitability under its key franchise for Dexter, Missouri.

         For these reasons, and particularly the fact that DBS operators offer more services than does Enstar IV-2's system, we expect that the system will continue to face significant competition from DBS, and may continue to lose customers. Moreover, we do not expect Enstar IV-2's competitive position to improve, particularly since we estimate the cost of upgrading the system to two-way capability in order to be able to offer high-speed internet service or video services comparable to those available from DBS would be approximately $2.4 million (for an upgrade to 550 megahertz (MHz) capacity) to $2.8 million (for an upgrade to 870 MHz capacity).

ALTERNATIVES TO LIQUIDATION PLAN NOT PRUDENT

         In addition to the Liquidation Plan, the corporate general partner considered the following alternatives when reaching its conclusion that the Liquidation Plan would be in the unitholders' best interest:

         CONTINUATION OF THE OWNERSHIP AND OPERATION OF ENSTAR IV-2, THE PBD JOINT VENTURE AND OF THE SYSTEM. This alternative is being made available to the unitholders through this consent solicitation statement. If the unitholders desire to continue the partnership's ownership and the corporate general partner's operation of the PBD joint venture and the system they may vote to "disapprove" the Liquidation Plan. In our view, the continued ownership and operation of the system could be on either of two bases: (a) the continued operation of the system in its present condition, in which case, for the reasons discussed above, we do not believe the PBD joint venture would be able to compete with DBS and other more technologically advanced providers and, accordingly, would continue to lose subscribers; or
(b) the investment of between approximately $2.4 million to $2.8 million for the system upgrades we estimate would be necessary for the partnership to offer services comparable to those of its DBS and other significant competitors. However, as noted above, based on our projections, and even after taking into account the additional services the system could offer as a result of undertaking those upgrades and thereby obtaining two-way transmission capability (such as interactive programming and high-speed Internet access), the PBD joint venture would not generate sufficient revenues to both make these additional investments and continue to operate profitably. This is largely due to the PBD joint venture's relatively small and declining customer base and the lack of population density in its service area, which limits the potential for customer growth even if enhanced services are offered. In short, we do not believe that the partnership would recoup these costs within the lives of its key franchises, which we could lose as franchises agreements expire and communities explore new alternatives to provide their residents with advanced services. We cannot guarantee you that any of the PBD joint venture's existing franchises will be renewed. If the PBD joint venture were to make these substantial investments, which we do not believe could be financed by operating revenues or by third party sources on a basis favorable to the PBD joint venture and its partners, the partnership would likely cease to operate at a profit.

         SALE OF THE ENSTAR SYSTEM TO ANOTHER THIRD PARTY. Based on the other bids received in the "auction" for the system, the corporate general partner has concluded that the proposed sale to Telecommunications represents the best transaction obtainable presently and, in all likelihood, for the foreseeable future. For this reason, the corporate general partner believes that a sale of the system to another third party likely would be at a lower total price than offered by Telecommunications and, therefore, in light of the offer by Telecommunications, not financially advantageous to the unitholders. See "--Best Available Transaction--Sale Process" on pages 24-28.

         Accordingly, in view of the sale price offered by Telecommunications and the liquidating distributions that we expect to result from the Liquidation Plan, we believe that the alternatives to the Liquidation Plan are not prudent, and that consenting to the Liquidation Plan would be more favorable to the unitholders than would be investing in substantial upgrades to the system, continuing to operate the system in its present condition or selling the system to another third party.

ABILITY TO SELL UNITS

         The units are not listed on any national securities exchange, nor are they quoted on any inter-dealer quotation system, and there is no established trading market for them. Because of this, the liquidity of a unitholder's investment in Enstar IV-2 is severely limited. Approving the Liquidation Plan will permit us to make distributions to the unitholders that we believe could not otherwise be made. If the Liquidation Plan is approved, we expect that the liquidating distributions will aggregate approximately $93 per unit in respect of the Telecommunications Sale, after estimated closing adjustments, taxes and closing and liquidation expenses. In addition, we estimate that unitholders will receive an additional $1.03 per unit in respect of the distribution of the remaining net assets of the Macoupin joint venture.

EFFECTS OF THE TRANSACTION

ON ENSTAR IV-2

         The completion of the Liquidation Plan will, after repayment of Enstar IV-2's debts and obligations, result in the distribution of the partnership's remaining net assets to the unitholders and the general partners ratably in proportion to their respective percentage interests in the partnership, and, thereafter, the winding-up and legal dissolution of Enstar IV-2. Consequently, the unitholders' equity interest in Enstar IV-2 will have been extinguished in exchange for the liquidating distributions, and Enstar IV-2 will thereafter no longer be a reporting company under the Securities Exchange Act of 1934, as amended. This means, among other things, that Enstar IV-2 will no longer file, and the unitholders will no longer receive annual reports on Form 10-K, quarterly reports on Form 10-Q or current reports on Form 8-K. As shown in the following table, these filings have cost the partnership an average of $38,200 per year.

                                              1999              2000            2001                TOTAL
                                              ----              ----            ----                -----
Audit Fees..............................     $23,200           $23,100         $26,100             $72,400
Printing and Filing Fees................      14,100            14,100          14,100              42,300
                                             -------           -------         -------            --------

Total...................................     $37,300           $37,200         $40,200            $114,700

Average over 3 years....................                                                           $38,200

For more information, please see "Liquidation Plan Summary--Dissolution and Liquidation of Enstar IV-2" on pages 9-10, "Questions and Answers About the Liquidation Plan--Why is Enstar IV-2 Dissolving?" on page 12, "--What Will I Receive as a Result of the Liquidation Plan?" on page 12, "--What are the Disadvantages to Enstar IV-2, the Unitholders and the General Partners of Completing the Liquidation Plan?" on page 13, "--What are the Consequences to Enstar IV-2, the Unitholders and the General Partners if the Liquidation Plan is Not Consummated?" on page 13, "Special Factors--Use of Proceeds and Cash Distributions" on pages 38-39; "--Disadvantages of the Liquidation Plan" on page 40, "--Consequences of Failure to Approve the Liquidation Plan" on page 40 and "--Liquidation of Enstar IV-2" on pages 41-42.

         The disadvantages to Enstar IV-2 of completing these transactions will be as set forth under "Questions and Answers About the Liquidation Plan--What are the Disadvantages to Enstar IV-2, the Unitholders and the General Partners of Completing the Liquidation Plan?" on page 13 and "Special Factors--Disadvantages of the Liquidation Plan" on page 40.

         If these transactions are not completed, the effects on Enstar IV-2 will be as set forth under "Special Factors--Consequences of Failure to Approve the Liquidation Plan" on page 40 and "Questions and Answers About the Liquidation Plan--What are the Consequences to Enstar IV-2, the Unitholders and the General Partners if the Liquidation Plan is Not Consummated?" on page 13.

ON THE UNITHOLDERS

         The effects on the unitholders of completing the Liquidation Plan will be the receipt, upon completion of the Liquidation Plan, of liquidating distributions totaling approximately $94 per unit in respect of the Telecommunications Sale and the remaining net assets of the Macoupin joint venture, before applicable taxes. Completion of the Liquidation Plan will, therefore, extinguish the unitholders' interest in the partnership and the system. Depending upon their individual circumstances, unitholders may owe federal and/or state income taxes in respect of those distributions. For more information, please see "--Federal Income Tax Consequences of the Liquidation Plan" on pages 42-44.

         The disadvantages to the unitholders of completing the Liquidation Plan are discussed under "--Disadvantages of the Liquidation Plan" on page 40.

         The effects on the unitholders of not completing the Liquidation Plan are discussed under "Questions and Answers About the Liquidation Plan--What are the Consequences to Enstar IV-2, the Unitholders and the General Partners if the Liquidation Plan is Not Consummated?" on page 13 and "Special Factors--Consequences of Failure to Approve the Liquidation Plan" on page 40.

ON THE PBD JOINT VENTURE

         The completion of the Liquidation Plan will, after repayment of the PBD joint venture's debts and obligations, result in the distribution of the partnership's remaining net assets equally to Enstar IV-1 and Enstar IV-2, as the general partners, and, thereafter, the winding-up and legal dissolution of the PBD joint venture. Consequently, the equity interest in the PBD joint venture held by Enstar IV-2 will have been extinguished in exchange for the liquidating distributions, and its interest in the PBD joint venture, Enstar IV-2's principal asset, will be reduced to cash.

         For more information, please see "Liquidation Plan Summary--Dissolution and Liquidation of the PBD Joint Venture" on pages 9-10, "Questions and Answers About the Liquidation Plan--Why is the PBD Joint Venture Dissolving?" on page 12, "--What Will I Receive as a Result of the Liquidation Plan?" on page 12, "--What are the Disadvantages to Enstar IV-2, the Unitholders and the General Partners of Completing the Liquidation Plan?" on page 13, "--What are the Consequences to Enstar IV-2, the Unitholders and the General Partners if the Liquidation Plan is Not Consummated?" on page 13, "Special Factors--Use of Proceeds and Cash Distributions" on pages 38-39, "--Disadvantages of the Liquidation Plan" on page 40; "--Consequences of Failure to Approve the Liquidation Plan" on page 40 and "--Liquidation of the PBD Joint Venture" on page 41.

         The disadvantages to Enstar IV-2 of completing these transactions will be as set forth under "Questions and Answers About the Liquidation Plan--What are the Disadvantages to Enstar IV-2, the Unitholders and the General Partners of Completing the Liquidation Plan?" on page 13, and "Special Factors--Disadvantages of the Liquidation Plan" on page 40.

         If these transactions are not completed, the effects on Enstar IV-2 will be as set forth under "Special Factors--Consequences of Failure to Approve the Liquidation Plan" on page 40, and "Questions and Answers About the Liquidation Plan--What are the Consequences to Enstar IV-2, the Unitholders and the General Partners if the Liquidation Plan is Not Consummated?" on page 13.

ON THE GENERAL PARTNER

         The principal advantages to the corporate general partner of completing the Telecommunications Sale and the Liquidation Plan are its receipt of an estimated liquidating distribution of approximately $18,775 in respect of the Telecommunications Sale. The corporate general partner and its affiliates also will receive approximately $162,800 in repayment of deferred management fees and approximately $280,300 in repayment of deferred expenses owed to the corporate general partner and its affiliates by Enstar IV-2. The corporate general partner also will avoid the risks of continued operation of the system and managerial responsibility for (1) the estimated investment of $2.4 million to $2.8 million for required comprehensive system upgrades to address competitive disadvantages of the current system, including the need to obtain the financing that would be required, (2) coping with the uncertainty of whether such comprehensive upgrades would improve the system's competitiveness or operating performance, (3) responding to increasing competition from technologically advanced competitors, (4) addressing the uncertain effects of future legislation and regulations, and (5) responding to continuing rate pressure from DBS operators.

         The principal disadvantages to the corporate general partner of completing the Telecommunications Sale and the Liquidation Plan are the incurring of the above risks as well as the disadvantages discussed under "--Disadvantages of the Liquidation Plan" on page 40.

BEST AVAILABLE TRANSACTION

SALE PROCESS

         We and the other Filing Persons believe that the process through which offers were solicited for the Enstar system acted as a "market check" with respect to the sale price and other terms offered. A "market check" is a process through which a seller of assets or equity interests canvasses or otherwise probes the field of prospective purchasers for the purpose of soliciting and obtaining the highest available purchase price and most favorable terms then obtainable from a willing purchaser.

         In December 1999, the corporate general partner entered into an agreement with Daniels & Associates, L.P. ("Daniels" or the "broker"), a prominent business broker with extensive expertise in the cable and telecommunications industry, to market the joint ventures' television systems, as well as the cable systems operated by 12 other affiliated Enstar partnerships, to third parties. Over a period of nine months, the broker solicited offers to purchase the cable television systems along with the systems of those other affiliated partnerships. Based on its knowledge of the telecommunications industry, cable and telecommunications companies, and its knowledge and experience of those companies' strategic plans and interests, during this period Daniels contacted 45 prospective purchasers that it believed represented virtually all the parties which then would both be potentially interested in such an acquisition and financially capable of completing it, and, based on their responses to those contacts, sent written evaluation materials to 21 of them.

         Four parties conducted due diligence, resulting in an offer from an affiliate of Mediacom Communications Corporation to purchase certain of the cable systems of nine of those affiliated partnerships, including the Enstar system. Under this original offer, Mediacom would have paid to the joint ventures a sale price of approximately $13.7 million for all of their systems, subject to various closing and other adjustments. This was a price of $1,776 per subscriber, based on the number of subscribers served by the system at that time.

         However, in June 2000, after several weeks of negotiations and additional due diligence, but before a definitive purchase agreement had been signed, Mediacom orally made a revised offer that substantially reduced the sale price. In response, Daniels again requested written offers from all parties it was aware remained interested in acquiring the systems. Only Mediacom and an affiliate of Gans Multimedia Partnership (none of which are affiliates of any of the Filing Persons) submitted written offers in response to that request. Mediacom's offered sale price, though higher than its oral offer, was substantially lower than its original offer, and the portion of the aggregate sale price payable to the joint venture would have been reduced to approximately $11.3 million, all of which would have been allocable to the joint ventures' system. The Gans affiliate, however, submitted a written bid of approximately $103.0 million for the cable systems of all fourteen Enstar partnerships, of which approximately $10,310,000 would have been paid to the PBD joint venture for the Poplar Bluff and Dexter, Missouri systems and $9,740,000 would have been paid to the Macoupin joint venture for its system--substantially higher than Mediacom's revised written offer. The Gans bid also contained terms that the corporate general partner believed were, overall, more favorable to the unitholders and more conducive to completing the transaction than were the terms of Mediacom's offer. No other party bid on the systems at that time, and the parties other than Mediacom that had originally submitted bids had by then withdrawn their bids.

         In late July 2000, after commencing to negotiate a purchase agreement with Gans, the corporate general partner was notified that the broker's New York City office had in the past and currently was representing Gans Multimedia Partnership, the proposed buyer's parent company, in certain equity and mergers and acquisitions financing matters. When the corporate general partner was notified of this potential conflict of interest, it promptly advised all bidders for the systems, who were allowed to withdraw or re-bid. Only Gans re-bid at that time, resubmitting its original bid.

         Subsequently, in August 2000, Gans, the joint venture and the other affiliated sellers entered into a purchase agreement, under which the portion of the purchase price allocated to the PBD joint venture for the Dexter, Missouri and Poplar Bluff, Missouri systems was approximately $10,310,000 and to the Macoupin joint venture for its assets was $9,740,000.

         In February 2001, the corporate general partner and Gans began negotiating an amendment to the Gans purchase agreement that the parties believed was necessary in order for all parties to satisfy their respective closing conditions. However, in April 2001, following a series of discussions and meetings, negotiations between the general partner and Gans reached an impasse, which caused them to determine that they would not be able to agree on those amendments. As a result of this, and of Gans' inability to arrange sufficient financing to close the acquisition, the parties agreed to terminate the purchase agreement.

         The broker then continued to market the joint venture's and the other affiliated partnerships' cable systems, contacting approximately 23 prospective purchasers (based on Daniels' and the corporate general partner's knowledge of the industry) and sending evaluation materials to approximately eight of them. The broker solicited offers through a bid process. As a result of this process, none of the bidders knew the contents or amount of any other bid. This process produced bids in July 2001 for all of the Illinois systems (including those portions of the joint ventures' systems and those owned by affiliated Enstar partnerships). Bids were received from Charter Communications, Inc. and its affiliates ($63.0 million), Mediacom ($50.4 million), Susquehanna Cable ($50.0 million), Boston Ventures ($37.8 million), Cascade Broadband ($32.0 million) and Sunrise Communications ($24.4 million). Also in July 2001, the City of Poplar Bluff bid $5,528,700 for the Poplar Bluff system. It was determined by the corporate general partner that the bid by Charter Communications Inc. and its affiliates for the Illinois systems was the best transaction for the sale of the joint ventures' Illinois systems and that the City of Poplar Bluff represented the best transaction for the sale of the Poplar Bluff system.

         The joint venture entered into asset purchase agreements with Charter for the sale of portions of the joint venture's Illinois assets. The asset purchase agreement with Charter, dated as of August 29, 2001 was for $63,000,000 and covered the sale to Charter of cable television systems owned by six different limited partnerships managed by the corporate general partner, including Enstar IV-2's Illinois systems. Charter purchased the Illinois systems of the PBD joint venture and the Macoupin joint venture for collective sale price of $14,440,322, of which $5,629,016 was payable to the partnership, subject to closing sale price adjustments, an escrow for indemnity claims and transaction costs. The sale price offered by Charter for the system represents $2,258 per subscriber. This transaction closed April 15, 2002.

         We negotiated with the City of Poplar Bluff for the sale of the Poplar Bluff system, and entered into an asset purchase agreement with the City of Poplar Bluff dated September 4, 2001. The City of Poplar Bluff purchased the Poplar Bluff system for $8,000,000, subject to closing sales price adjustments, an escrow for indemnity claims and transaction costs. Of the $8,000,000, $4,000,000 was payable to the partnership. This transaction closed in March 2002.

         Daniels continued marketing and providing updated information to all interested parties in the remaining systems of the PBD joint venture and the other affiliated partnerships, and in June 2002 received bids from Buford Media, Cable Direct, LLC and Capital Cable for systems owned by affiliated partnerships as well as the PBD joint venture's system. The corporate general partner determined that Cable Direct represented the best transaction for the PBD joint venture's system in Dexter, Missouri, and negotiated and entered into a purchase agreement with Telecommunications, an affiliate of Cable Direct, LLC on November 8, 2002 at a purchase price of $3,147,955, subject to closing sales price adjustments, an escrow for indemnity claims and transaction costs. The purchase price represents $825 per subscriber.

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         The market for cable television systems peaked in 2000, and has been on a steady decline since that point. This is best evidenced by the significant decline in the value of publicly traded cable stocks that have declined 21% to 99% from August 2000 to November 2002. This decline in value was due to a number of factors, including a decline in the overall stock market, increased competition from DBS operators and the resulting decrease in the number of cable subscribers, a tightened market for debt for cable television acquisitions, the accounting scandal at cable operator Adelphia Communications Corporation, and poorer than expecting operating results from a number of the public cable companies.

         These issues affected all cable television operators and, in particular, operators of rural cable systems due to increased competition from DBS, as evidenced by the loss of significant numbers of subscribers, and thus the loss of revenues and operating cash flow. Two of the largest operators of rural cable systems, publicly traded Classic Cable and privately held Galaxy Telecom, filed for Chapter 11 bankruptcy protection in late 2001.

         We and the other Filing Persons believe that the "auction" process conducted by Daniels and described above constituted an active "market check" with respect to the sale price and other terms of the sale of the joint venture's system. The broker contacted the parties that it believed constituted virtually all prospective purchasers of those cable systems and required all interested parties to submit bids, without knowing the identities of the other bidders or the terms of the other bids. This process enabled the broker to canvass a representative universe consisting of a large number of actual, prospective buyers and to objectively determine the range of current market values of the systems, as given by willing purchasers. In fact, we and the other Filing Persons believe that the "auction" process conducted by the broker is the most effective and accurate means for ensuring that the agreement with Telecommunications is the highest price and represents the best transaction currently available in the market from a willing buyer.

CONSENT PROCEDURES AND PROCEDURAL SAFEGUARDS

         The Liquidation Plan can take place only if it is consented to by a majority-in-interest of the unitholders, none of whom is an affiliate of Enstar IV-2, the corporate general partner, the individual general partner, Telecommunications or any of the other Filing Persons. If a majority-in-interest of the unitholders vote to disapprove the Liquidation Plan (either affirmatively, by failing to vote, or by voting to "abstain"), the Liquidation Plan will not be consummated.

         The corporate general partner did not retain an unaffiliated representative to act on behalf of the unitholders in negotiating the purchase agreement with Telecommunications. However, the purchase agreement was negotiated by the corporate general partner on an arm's-length basis with Telecommunications, who is an unaffiliated prospective purchaser.

DETERMINATION OF THE SALE PRICE

         o GENERAL. The offer by Telecommunications of a sale price of approximately $3,147,955, in cash, for the system was the best offer received in respect of the system in the most recent bid solicitation.

         The valuation of a cable television system for purposes of a sale is a highly subjective process, but the sale price will ultimately reflect the future value the purchaser expects to receive from operating the system, offset by future expenditures expected to be required for the systems to remain technologically current and to satisfy franchising authorities. Numerous factors affect this valuation, the most important among them being the physical condition and technical capability of the system; the presence or absence of competitors; the density of households and growth potential of the customer base; and the length of the remaining terms of local franchises and the likelihood that, upon expiration, the franchises will be renewed

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or extended. Based on our business experience in the cable television industry, we and the other Filing Persons believe that when the PBD joint venture's system is measured against these factors, the sale price offered by Telecommunications is commercially reasonable for a small system with demographics and technological capabilities comparable to the PBD joint venture's system.

         o CURRENT MARKET PRICES AND UNSOLICITED OFFERS FOR UNITS. Neither the corporate general partner nor the other Filing Persons based their conclusion that the sale price offered by Telecommunications for the PBD joint venture's system is the best transaction available to the unaffiliated unitholders on a comparison of either the sale prices or the anticipated liquidating distributions to historical or current market prices for units, or to recent unsolicited offers for units. This is principally because neither the general partner nor any of the other Filing Persons believe that the available, published data on secondary market sales of units, or most recent unsolicited, third-party offers for units, provide a reliable or appropriate basis for valuing the system.

         First, there is not and has not been an established market for the units, either on a national securities exchange, an inter-dealer quotation system, over-the-counter or otherwise. Trades in the units have been limited to sporadic transactions in an unregulated, informal secondary market. It is not known whether these trades have been on a fully arm's-length basis, whether the buyers and sellers have each had access to all material information regarding the partnership, its financial condition, the value of its assets and its prospects for the future, or whether such trades have fairly reflected the then-current market value of Enstar IV-2 and PBD joint venture's assets.

         Second, recent unsolicited offers to purchase units have been made only by a few institutional holders whose intention is believed by the corporate general partner and the other Filing Persons to be to purchase units at a significant discount with a view toward selling them (or their asset equivalent) at a substantially higher price in a subsequent sale or liquidation of the partnership. In light of this, neither the corporate general partner nor any of the other Filing Persons are of the view that the prices offered by these potential buyers of units are fairly indicative of any accurate valuation of the system or appropriate to any evaluation of the sale prices offered for the PBD joint venture's system.

         o APPRAISALS AND OPINIONS. We did not obtain any appraisals, reports or opinions regarding the procedural or substantive fairness to the unitholders of the sale price offered by Telecommunications for the system or the other terms of the Telecommunications Sale. We and the other Filing Persons believe that the process through which offers were solicited for the system, together with the facts that the purchase agreement was negotiated on an arm's-length basis with two unaffiliated prospective purchasers; the bid offered by Telecommunications was the best bid received for the remaining portions of the system during the most recent bidding process; provide a sufficient basis for the corporate general partner's and the other Filings Persons' belief that the Telecommunications Sale is the best transaction available to the unitholders.

         o DISCOUNTED CASH FLOW VALUE; GOING CONCERN VALUE. Neither the general partner nor any of the other Filing Persons evaluated either the sale price offered by Telecommunications, or the anticipated liquidating distributions, on a discounted cash flow or "going concern" basis, because current market conditions, including the competition faced by the PBD joint venture and trends in the telecommunications industry generally, are likely to have a substantial adverse effect on the PBD joint venture's ability to maintain its current revenue levels and profitability for the foreseeable future. For this reason, we and the other Filing Persons concluded that valuations that assume a continued, longer term viability or cash flow stream may not reliably predict the future value of the PBD joint venture and Enstar IV-2. As a result, the general partner and the other Filing Persons do not believe that a discounted cash flow or "going concern" valuation of Enstar IV-2 and the PBD joint venture provide an appropriate basis against which to compare the sale price offered by Telecommunications.

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         o   OTHER FACTORS. In addition to being, in our opinion, the buyer making the best offer and the best resulting transaction for the sale of the system, the terms proposed by Telecommunications was, in the corporate general partner's and the other Filing Persons' opinion, favorable, overall, to the unitholders. Specifically, as set forth in the purchase agreement with Telecommunications:

         o there is no financing contingency that would make Telecommunications' obligations contingent upon obtaining adequate financing to complete the purchase; and

         o Telecommunications' obligations to close are not contingent upon the PBD joint venture obtaining at its own expense a Phase I environmental assessment report confirming that the owned or leased real property included in the assets to be sold to Telecommunications is free of hazardous materials and contaminants.

         Given the current competitive environment in which the system operates; the fact that costly upgrades are required in order for the PBD joint venture to be able to compete with DBS operators, which currently offer more services than does the PBD joint venture and to which the PBD joint venture historically has lost significant numbers of customers; and the financial risks involved in making the substantial capital investments we believe will be necessary to address those challenges, the corporate general partner and the other Filing Persons concluded that the Liquidation Plan (and the estimated aggregate liquidating distribution of $93 per unit in respect of the Telecommunications Sale) is in the best interests of Enstar IV-2 and the unitholders.

RECOMMENDATION OF THE CORPORATE GENERAL PARTNER AND OTHER FILING PERSONS

         The corporate general partner and the other Filing Persons each believe that the advantages exceed any disadvantages of consummating the Liquidation Plan at this time. Accordingly, the corporate general partner and the other Filing Persons each recommends that the unitholders approve the Liquidation Plan.

         In making this recommendation, the Filing Persons considered the following material factors:

         o If the Liquidation Plan is approved, the PBD joint venture will be able to consummate the Telecommunications Sale for an amount that the corporate general partner and the other Filing Persons believe represents the best available transaction for sale of the assets of the PBD joint venture and upon terms that the corporate general partner and the other Filing Persons believe will entail favorable transaction costs and permit an efficient consummation of the sale. The sales price offered by Telecommunications of $3,147,955 for the system ultimately represents the best proposal for the system resulting from the offering process. The Telecommunications Sale will have an aggregate sales price of $3,147,955 in cash for the PBD joint venture, subject to escrows aggregating $102,595 for indemnity claims and closing adjustments.

         o The sale price was determined through an "auction" process conducted by an independent broker and effected a "market check," which supports the general partner's and the other Filing Persons' belief that the price offered by Telecommunications represents the highest available purchase price for the system. The broker, which specializes in the cable television industry, contacted virtually every known prospective buyer of the partnership's system. None of the bidders knew the sale prices or other terms of the other bids until all of the bids were received and opened.

         o The purchase agreement with Telecommunications contains closing conditions that are standard in the industry and were negotiated on an arm's-length basis. These conditions apply to all

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

                  of the sellers and the failure of one seller to satisfy these conditions can prevent the other sellers from closing their transactions with Telecommunications. However, the purchase agreement with Telecommunications does allow for closing of the sale of some, but not all, of the systems if all of the conditions of the purchase agreement have been satisfied or waived with respect to certain primary cable television systems, which includes the PBD joint venture's system. At a partial closing, only the assets of those systems for which conditions have been satisfied or waived will be sold to Telecommunications.

         o By selling the system now, the PBD joint venture and Enstar IV-2 would significantly reduce the risks inherent in the ownership of cable television systems, particularly small cable systems, including, among other things, the increasing number of entities that provide high quality video programming, Internet and telephony services, particularly DBS operators; the uncertainty of the future effects of legislative and regulatory changes; the rapid technological developments in the cable television and telecommunications industry, which are pressuring cable operators to upgrade their systems and increase their service offerings; the financial difficulties inherent in small cable television systems acquiring the technological infrastructure needed to compete with "broadband" providers of multiple television, Internet and telephony services; increasing costs of obtaining quality programming; and the competitive pressure to maintain rates at a level competitive with DBS operators.

         o Because there is no established trading market for the units, the unitholders' ability to sell their units has been and for the foreseeable future will be limited to sporadic sales within an informal secondary market.

         o In order for the Liquidation Plan to be authorized and completed, the holders of a majority of the units (none of whom are affiliates of Enstar IV-2, the general partners of the partnership or any of the other Filing Persons) must first approve the Liquidation Plan. In addition, the Telecommunications Sale and the PBD Joint Venture Liquidation must be approved by a majority-in-interest of the limited partners of Enstar IV-1. The Macoupin Joint Venture Liquidation must be approved by a majority-in-interest of the limited partners of Enstar IV-1 and Enstar IV-3.

         o There exists the risk that by selling these portions of the system now, the PBD joint venture, Enstar IV-2 and the unitholders would not benefit from any increased revenues that might result from an upgrade of the system, or from possible further improvements in economic and market conditions that might increase the sale price of the system. However, neither we nor any of the other Filing Persons believe that a sufficient increase in revenues is likely to result from upgrades, or that in its present condition, the system's sale value is likely to increase. Accordingly, in our and the other Filing Persons' views these potential risks are outweighed by the potential benefits to be realized from the Liquidation Plan.

         After considering the factors discussed in this section, we and the other Filing Persons have determined that the Telecommunications Sale and the Liquidation Plan are the best transactions available to the unitholders, and have determined that approval of the Liquidation Plan would serve the best interests of the unitholders by maximizing the proceeds from a disposition of the system and, consequently, the per-unit liquidating distributions to Enstar IV-2's unitholders.

         The information and factors discussed above were considered collectively by the corporate general partner and the other Filing Persons in connection with their reviews of the Telecommunications Sale and

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the Liquidation Plan. Although they did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching the above determination, added weight was accorded to the following factors: the fact that Telecommunications' offer resulted from an "auction" process, which we believe acted as a "market check" to ensure that the highest available price was obtained; the fact that Telecommunications is a third party buyer unaffiliated with Enstar IV-2, the joint ventures or any partners, allowing the parties to negotiate on an arm's-length basis; and the fact that the purchase agreement contains closing conditions and seller's representations and warranties that are standard in the industry and were negotiated on an arm's-length basis with an unaffiliated buyer (including the fact that the obligations of Telecommunications under the purchase agreement is not contingent upon obtaining adequate financing).

         To the knowledge of the corporate general partner, no executive officer, director or affiliate of Enstar IV-2, the general partners of Enstar IV-2, the PBD joint venture or any other Filing Person, and no executive officer, director or affiliate of any of them, holds or beneficially owns any units, and none of such persons has made a recommendation either in support of or opposed to the Telecommunications Sale or the Liquidation Plan, other than as set forth in this consent solicitation statement. The corporate general partner's board of directors consists of only one member, who approved the Liquidation Plan and is recommending the Liquidation Plan to the unitholders.

RELATED PARTY TRANSACTIONS

         Enstar IV-2 has a management and service agreement (the "Management Agreement") with Enstar Cable Corporation ("Enstar Cable"), a wholly owned subsidiary of the corporate general partner, for a monthly management fee of 5% of gross revenues, as defined, from the operations of the partnership, excluding revenues from the sale of cable television systems or franchises.

         Enstar Cable has entered into identical agreements with the PBD joint venture and the Macoupin joint venture, except that each joint venture pays Enstar Cable a 4% management fee. The PBD joint venture's management fee expense approximated $90,100 and $193,300 ($55,200 and $62,100 related to continuing operations) for the nine months ended September 30, 2002 and 2001, respectively. The Macoupin joint venture's management fee expense approximated $21,000 and $56,300 for the period from January 1, 2002 to April 10, 2002 and the nine months ended September 30, 2001. In addition, the Macoupin joint venture is also required to pay the corporation general partner an amount equal to 1% of the Macoupin joint venture's gross revenues. The Macoupin joint venture's management fee expense to the corporate general partner approximated $500 for the period from April 1, 2002 to April 10, 2002, and $5,300 and $14,100 for the period from January 1, 2002 to April 10, 2002 and the nine months ended September 30, 2001. No management fee is payable to Enstar Cable by the partnership with respect to any amounts received by the partnership from the joint ventures.

         The Management Agreement also provides that the partnership reimburse Enstar Cable for direct expenses incurred on behalf of the partnership and the partnership's allocable share of Enstar Cable's operational costs. Additionally, Charter Communications Holding Company, LLC, a direct parent of corporate general partner, and its affiliates (collectively, "Charter") provide other management and operational services for the partnership and the joint ventures. These expenses are charged to the properties served based primarily on the partnership's allocable share of operational costs associated with the services provided. The total amount charged to the PBD joint venture for these services was $191,700 and $667,000 ($99,000 and $111,200 related to continuing operations) for the nine months ended September 30, 2002 and 2001, respectively. The total amount charged to the Macoupin joint venture for these costs approximated $63,900 and $150,000 for the period from January 1, 2002 to April 10, 2002 and the nine months ended September 30, 2001, respectively.

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         All programming services are purchased through Charter. Charter charges the joint ventures for these costs based on an allocation of its costs. The PBD joint venture recorded programming fee expense of $492,400 and $896,700 ($306,000 and $297,000 related to continuing operations) for the nine months ended September 30, 2002 and 2001, respectively. The Macoupin joint venture recorded programming fee expense of $12,500 for the period from April 1, 2002 to April 10, 2002 and $119,500 and $299,700 for the period from January 1, 2002 to April 10, 2002 and the nine months ended September 30, 2001, respectively. Programming fees are included in service costs in the accompanying condensed statements of operations.

         Certain accrued and unpaid management and other fees will be paid by the PBD joint venture and the partnership to affiliates of the corporate general partner, as described under "--Conflicts of Interest" below. All amounts owed to the corporate general partner and affiliates are non-interest bearing.

CONFLICTS OF INTEREST

         Upon completing the Telecommunications Sale, accrued deferred management fees (which were $162,800 as of September 30, 2002) will be paid to the corporate general partner by the joint venture. In addition, the corporate general partner will receive approximately $280,300 in repayment of other obligations owed to it by the joint venture. However, for the reasons discussed under "Best Available Transaction--Consent Procedures and Procedural Safeguards" on page 26, Enstar Communications and the other Filing Persons believe that the terms of the Telecommunications Sale and the Liquidation Plan are the best transactions available to the unitholders.

THE TELECOMMUNICATIONS PURCHASE AGREEMENT

         The PBD joint venture and nine other general and limited partnerships managed by the corporate general partner have entered into an Asset Purchase Agreement with Telecommunications (the "Telecommunications Purchase Agreement"). For purposes of this summary of the Telecommunications Purchase Agreement, the PBD joint venture and the other partnerships managed by the corporate general partner will sometimes collectively be referred to as the "Sellers." The Telecommunications Purchase Agreement covers the sale to Telecommunications of certain of the assets used by the Sellers in connection with the operation of multiple cable television systems located in or around 14 communities in Kentucky, Tennessee, Missouri, Arkansas and North Carolina (the "Telecommunications Assets"), including the assets of the PBD joint venture in connection with the operation of the system.

         THE FOLLOWING IS A SUMMARY OF THE TELECOMMUNICATIONS PURCHASE AGREEMENT. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE TELECOMMUNICATIONS PURCHASE AGREEMENT. COPIES OF THE TELECOMMUNICATIONS PURCHASE AGREEMENT ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM THE SOLICITING AGENT, D.F. KING & CO., INC., AT (800) 207-2014.

PURCHASE PRICE AND ADJUSTMENTS

         Under the Telecommunications Purchase Agreement, Telecommunications will acquire the Telecommunications Assets from the Sellers for a total purchase price of approximately $15,341,639 (subject to closing sale price adjustments, an escrow for indemnity claims and customary closing conditions), to be paid in immediately available funds, approximately $3,147,955 of which is to be paid by Telecommunications to the PBD joint venture for the system. The allocation of the aggregate purchase price to the system was determined from the bid received from Telecommunications for the system, based on $825 per subscriber.

                                   - 31 -

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         The purchase price will be subject to adjustments at closing, and again post-closing if need be, to reflect or take account of, among other things, (a) the allocation to the Sellers of all revenues, refunds, costs, expenses and liabilities attributable to the operation of the cable systems prior to the closing date, and to Telecommunications after the closing date, as applicable, and (b) an average number of subscribers in Sellers' systems below a prescribed target of subscribers for each system, including a prescribed target for the PBD joint venture's system of 3,816 subscribers. As of November 30, 2002, the system had 3,600 subscribers.

         The Sellers and Telecommunications also will execute an escrow agreement whereby Telecommunications will deposit $500,000 (the "Telecommunications Deposit Amount") with an escrow agent to secure Telecommunications' performance and obligations under the Telecommunications Purchase Agreement prior to Closing. The Telecommunications Deposit Amount will be deposited as follows: $100,000 at the time of the completion of final schedules and applicable exhibits to the Telecommunications Purchase Agreement; $100,000 90 days after execution of the Telecommunications Purchase Agreement; $150,000 upon approval of franchise transfers of certain primary systems; and $150,000 upon obtaining partner approval of the transfer of the primary systems. At Closing, the Sellers and Telecommunications will cause the escrow agent to deliver to the Sellers the Telecommunications Deposit Amount and all interest and earnings accrued thereon, which amount shall be credited against the purchase price.

         In addition, at Closing, Sellers will deposit $500,000 of the purchase price in escrow pursuant to an indemnity escrow agreement ("Indemnity Escrow Agreement") for a period of 13 months after Closing to provide funds for the payment of any indemnification to which Telecommunications may be entitled under the Telecommunications Purchase Agreement, of which $102,595 will be the PBD joint venture's portion of the purchase price placed in escrow. The Telecommunications Purchase Agreement provides that the Indemnity Escrow Agreement will limit payments out of escrow to Telecommunications for indemnification from the PBD joint venture to the $102,595 deposited by the PBD joint venture into escrow. Telecommunications' rights for indemnification from the PBD joint venture, however, are not limited to the amount held in escrow. Indemnification claims by Telecommunications may not exceed $1,600,000 for all of the Sellers, except that this limitation does not apply to claims arising out of representations and warranties relating to title to assets, taxes and authority.

REPRESENTATIONS AND WARRANTIES

         The Telecommunications Purchase Agreement contains representations and warranties of the Sellers that are customary in the industry. In summary, the PBD joint venture individually (and not jointly with the other Sellers) represents and warrants to Telecommunications that:

     o the PBD joint venture is a general partnership which was properly formed and is in good standing under the laws of the State of Georgia, with full power and authority to carry on its business in the manner in which it is now carried on;

     o Enstar IV-1 and Enstar IV-2 are equal partners of the PBD joint venture, and are both limited partnerships which were properly formed and are in good standing under the laws of the State of Georgia, with full power and authority to carry on each respective business in the manner in which it is now carried on;

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     o   Enstar Communications, as the general partner of both Enstar IV-1 and Enstar IV-2, was properly formed and is in good standing under the laws of the State of Georgia, with full power and authority to carry on its business in the manner in which it is now carried on;

     o subject to obtaining requisite partner consents, the PBD joint venture has the full legal capacity and right to execute, deliver and perform the Telecommunications Purchase Agreement, and the Telecommunications Purchase Agreement has been duly executed and delivered by the PBD joint venture and is binding on the PBD joint venture;

     o the consummation of the sale of the system will not violate the PBD joint venture's partnership agreement or any statutory or regulatory requirement or contractual obligation applicable to the PBD joint venture or the system;

     o except for those consents set forth in the disclosure schedules to the Telecommunications Purchase Agreement, there are no approvals, consents or authorizations required by any person or government authority for the consummation of the sale of the PBD joint venture's system contemplated by the Telecommunications Purchase Agreement;

     o the PBD joint venture has delivered true and correct copies of its financial statements, and they are in accordance with its books and records and have been prepared in accordance with GAAP;

     o since November 12, 1999, the PBD joint venture has operated the system in the ordinary course of business;

     o the disclosure schedules to the Telecommunications Purchase Agreement list all parcels of real property owned by the PBD joint venture and used in the operation of the system, all leases under which the PBD joint venture is lessee, and all easements, licenses, rights to access, rights-of-way and other real property interests owned by the PBD joint venture or used in the operation of its systems;

     o the PBD joint venture owns and has good title to all personal property included in the system;

     o subject to certain exceptions, the disclosure schedules to the Telecommunications Purchase Agreement list all leases, agreements and rights with respect to personal property under which the PBD joint venture is lessee;

     o each governmental authorization required to operate the system is in full force and effect, and a written request for renewal has been filed with respect to any required franchise related agreements expiring within 30 months of the Telecommunications Purchase Agreement;

     o except as disclosed in the disclosure schedules to the Telecommunications Purchase Agreement, the PBD joint venture is not a party to or bound by any contracts or agreements;

     o the PBD joint venture has delivered to Telecommunications all agreements with respect to the system relating to the use of any public utility facilities, the use of any microwave or satellite transmission facilities, or the sale of cablecast time to third parties;

     o each station carried by the system is carried pursuant to a retransmission consent agreement, "must carry" election or other programming agreement;

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     o   the PBD joint venture has filed with the Copyright Office all required statements of account and paid all royalty fees payable with respect to the system;

     o the PBD joint venture is in full compliance with all requirements of the Communications Act of 1934, as amended, and with the Federal Communications Commission;

     o except as disclosed in the disclosure schedules to the Telecommunications Purchase Agreement, there is no litigation or similar proceeding or any order, complaint, judgment or decree pending (or to its knowledge, threatened) that would interfere with the PBD joint venture's ability to complete the sale of the system contemplated by the Telecommunications Purchase Agreement;

     o the PBD joint venture has not received any notice of any claim by any governmental authority, and has no knowledge that the system has not been or is not in compliance with any legal requirement applicable to the system;

     o except as disclosed in the disclosure schedules to the Telecommunications Purchase Agreement, there are no employee plans or compensation arrangements that will affect the benefits of employees or former employees of the system, and each employee plan and compensation arrangement has been established and operated in accordance with ERISA, the Internal Revenue Code and all other applicable legal requirements;

     o the PBD joint venture is not a party to a collective bargaining agreement, it has not recognized any union or other collective bargaining representative of any group of its employees, and no union or other collective bargaining representative has been certified as representing any of its employees;

     o there are currently no unfair labor practice charges or complaints, grievances or arbitration proceedings pending in any tribunal involving any of the PBD joint venture's employees or arising out of any collective bargaining agreement;

     o except as set forth on the disclosure schedules to the Telecommunications Purchase Agreement, the PBD joint venture's operations with respect to the system have complied with all environmental laws;

     o the disclosure schedules to the Telecommunications Purchase Agreement list all franchise, construction, fidelity, performance and other bonds, guaranties in lieu of bonds and letters of credit posted by the Sellers in connection with the cable systems;

     o the disclosure schedules to the Telecommunications Purchase Agreement list the total number of subscribers served by the system, the bandwidth capacity specified in MHz, the channel lineup and rate card, and the plant miles; and

     o except for Daniels & Associates, Inc., the PBD joint venture has not dealt with any broker or finder in connection with the transactions contemplated by the Telecommunications Purchase Agreement.

         Telecommunications made to Seller corresponding representations and warranties to the PBD joint venture comparable to applicable representations and warranties made by the PBD joint venture summarized above.

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

CONDITIONS PRECEDENT

         Under the Telecommunications Purchase Agreement, Telecommunications' obligation to acquire the Telecommunications Assets are subject to conditions precedent, any or all of which may be waived by Telecommunications. These conditions apply to all of the sellers and the failure of one seller to satisfy these conditions can prevent the other sellers from closing their transactions with Telecommunications. However, the Telecommunications Purchase Agreement does allow for closing of the sale of some, but not all, of the systems if all of the conditions of the Telecommunications Purchase Agreement have been satisfied or waived with respect to certain primary cable television systems, which includes the PBD joint venture's system. At a partial closing, only the assets of those systems for which conditions have been satisfied or waived will be sold to Telecommunications. These conditions include:

     o each representation and warranty made by the Sellers in the Telecommunications Purchase Agreement shall have been true and correct as of the date made and as of the closing date;

     o the Sellers shall have performed and complied with all covenants made by them;

     o the Sellers shall have obtained the required number of Material Consents, as that term is defined in the Telecommunications Purchase Agreement;

     o no judgment, decree, order or other legal prohibition having the force of law shall be in effect on the closing date that would prevent or make unlawful the closing;

     o the Sellers shall have furnished to Telecommunications certain required certificates, bills of sale, assignments, assumptions, consents and other agreements;

     o the Sellers shall have obtained any and all necessary partner consents; and

     o there shall have been no material adverse change in the business, financial condition or prospects of the Telecommunications Assets or the related cable systems since the date of the Telecommunications Purchase Agreement;

     o an affiliate of Sellers will enter into a master advertising sales agreement with Telecommunications; and

     o satisfactory completion by Telecommunications of its due diligence investigation and audit of Sellers.

         The Sellers' obligations to sell the Telecommunications Assets are subject to conditions precedent comparable to those of Telecommunications, any or all of which may be waived by the Sellers.

INDEMNIFICATION

         Telecommunications has agreed that following the closing it will indemnify the Sellers for claims that arise out of or are related to (a) breaches of any representation or warranty of Telecommunications set forth in the Telecommunications Purchase Agreement, or failure of Telecommunications to perform or comply with the covenants or obligations of Telecommunications set forth in the Telecommunications Purchase Agreement,
(b) the assertion of any claim against the Sellers by any person or governmental authority arising out of the operation of the Telecommunications Assets after the closing date, or (c) any of the assumed liabilities (as defined in the Telecommunications Purchase Agreement).

         The PBD joint venture has agreed on its own behalf (and not jointly with the other Sellers) that following the closing it will indemnify Telecommunications for claims that arise out of or are related to (a) breaches of any representation or warranty of the PBD joint venture set forth in the Telecommunications Purchase Agreement, or failure to perform or comply with the covenants or obligations of the PBD joint venture set forth in the Telecommunications Purchase Agreement, or (b) liabilities of the PBD joint venture accruing on or prior to the closing date or arising from the ownership and operation of the system prior to the closing date, except those assumed by Telecommunications under the Telecommunications Purchase Agreement.

         In order to provide funds for the payment of any indemnification to which Telecommunications may be entitled, Telecommunications will deposit $500,000 of the total purchase price in escrow, of which $102,595 will be the PBD joint venture's portion of the purchase price placed in escrow. The Telecommunications Purchase Agreement provides that the Indemnity Escrow Agreement will limit payments out of escrow to Telecommunications for indemnification from the PBD joint venture to the $102,595 deposited by the PBD joint venture into escrow. However, Telecommunications' rights with respect to indemnification are not limited to the dollar amount held in escrow.

         The following limitations apply to indemnification claims:

     o subject to certain exceptions, the representations and warranties made by the parties will survive the closing for a period of 13 months. No claim for indemnification for breach of any representation or warranty may be asserted by any party after the expiration of the 13-month period, provided that written assertions of claims made in a timely manner will extend the 13-month indemnification period with respect to that particular claim until the claim is conclusively resolved;

     o claims for indemnification arising from the breach of any representation or warranty will not take into account or be qualified by any considerations of materiality or knowledge which might be expressed in the representation or warranty;

     o the amount of any indemnifiable claim will be reduced by the amount of any insurance proceeds and tax benefits resulting to the party being indemnified from the subject matter of the claim;

     o Sellers are not required to indemnify Telecommunications for claims arising from the breach of any representation or warranty until the aggregate amount of all such claims exceeds $100,000, in which case the Sellers responsible for the claims will be liable for the total amount of all such claims starting from the first dollar of loss or damage;

     o subject to certain exceptions, the Sellers' joint aggregate liability to Telecommunications for indemnification claims arising from the breach of any of the Sellers' representations and warranties are limited to losses or damages of $1,600,000; and

     o Telecommunications is not required to indemnify a Seller for claims arising from the breach of any representation or warranty until the aggregate amount of all such claims against Telecommunications for all Sellers exceeds $100,000, in which case Telecommunications will be liable for the total amount of all such claims starting from the first dollar of loss or damage.

TERMINATION AND REIMBURSEMENT

         The Telecommunications Purchase Agreement may be terminated prior to the closing only in accordance with the following situations:

     o at any time by mutual consent of the Sellers and Telecommunications;

     o by either the Sellers or Telecommunications if the closing has not taken place by June 30, 2003, other than by reason of a breach or default of any of the covenants or agreements contained in the Telecommunications Purchase Agreement by the party seeking to terminate; provided that, the parties may mutually agree to extend such date if as of such date the conditions to closing have not been satisfied;

     o by either the Sellers or Telecommunications if the other party is in material breach of the Telecommunications Purchase Agreement and does not cure the breach within 30 days;

     o by either the Sellers or Telecommunications if the representations and warranties of the other party are not true and correct in all respects and such failure is not cured by the closing date; or

     o by the Sellers if the requisite partners' approval of the Sellers has not been obtained.

SOURCE OF FUNDS

         Telecommunications has represented and warranted that it has the financial capability, including to obtain financing, necessary to consummate the purchase of the Telecommunications Assets.

CLOSING

         The closing will take place at 9:00 a.m. on the last business day of the calendar month after the satisfaction or waiver of all conditions precedent to closing, as set forth in the Telecommunications Purchase Agreement, but no later than June 30, 2003. The Telecommunications Purchase Agreement also allows for a partial closing if all of the conditions of the Telecommunications Purchase Agreement have been satisfied or waived with respect to certain primary cable television systems. At a partial closing, only the assets of those systems for which conditions have been satisfied or waived will be sold to Telecommunications (including the PBD joint venture's system if the conditions relating to that system have been satisfied or waived). We presently expect closing for the joint venture's system will occur on or before June 30, 2003. The closing will occur at the offices of Charter Communications, Inc.

DESCRIPTION OF ASSETS

         The table below sets forth operating statistics for the system as of September 30, 2002:

                                                                                                                      AVERAGE
                                                                                   PREMIUM                            MONTHLY
                                       HOMES        BASIC           BASIC          SERVICE          PREMIUM         REVENUE PER
SYSTEM                                PASSED(a)  SUBSCRIBERS    PENETRATION(b)     UNITS(c)      PENETRATION(d)    SUBSCRIBER(e)

Dexter, Missouri . . . . . . . . .      7,000       3,800           54.3%            500             13.2%            $32.30

------------------

    (a) Homes passed refers to estimates by the joint venture of the approximate number of dwelling units in a particular community that can be connected to the cable systems without any further extension of principal transmission lines. The estimates are based upon a variety of sources, including billing records, house counts, city directories and other local sources.

    (b)  Basic subscribers as a percentage of homes passed by cable.

    (c) Premium service units include only single channel services offered for a monthly fee per channel and do not include tiers of channels offered as a package for a single monthly fee.

    (d) Premium penetration represents premium service units as a percentage of homes subscribing to cable service. A customer may purchase more than one premium service, each of which is counted as a separate premium service unit. This ratio may be greater than 100% if the average customer subscribes for more than one premium service.

    (e) Average monthly revenue per basic subscriber has been computed based on revenue for the nine months ended September 30, 2002, divided by nine months, divided by the actual number of basic subscribers at September 30, 2002.


USE OF PROCEEDS AND CASH DISTRIBUTIONS

         The following table sets forth the anticipated application of the net proceeds from the Telecommunications Sale. The amount available for distribution to the unitholders shown below assumes that all of the PBD joint venture's system is sold to Telecommunications for the price, and subject to the other terms and conditions, contained in the purchase agreement, including estimated closing adjustments.

         As promptly as practicable following the Telecommunications Sale, and calculation of all required sale price adjustments, Enstar IV-1 and Enstar IV-2, as the general partners of the PBD joint venture, will seek to discharge all of the liabilities of the PBD joint venture and distribute its remaining assets to themselves in accordance with the partnership agreement of the PBD joint venture. Thereafter, the corporate general partner will cause Enstar IV-2 to discharge all of its liabilities and distribute its remaining assets to itself, the individual general partner and the unitholders in accordance with the limited partnership agreement of Enstar IV-2. The corporate general partner presently estimates that the liquidating distributions to the unitholders from the proceeds of the Telecommunications Sale would total approximately $93 per unit, after estimated closing adjustments, taxes and expenses and liquidation expenses. This estimate is based on the assumed expenses shown below, and also assumes a closing of the Telecommunications Sale on or before June 30, 2003. These estimates do not include information on the distribution of the remaining net assets of the Macoupin joint venture, which the corporate general partner estimates will be approximately $1.03 per unit. HOWEVER, WE CANNOT ASSURE YOU OF THE ACTUAL AMOUNTS DISTRIBUTED, OR AS TO THE AMOUNTS SET FORTH BELOW. ACTUAL AMOUNTS MAY VARY MATERIALLY FROM THESE ESTIMATES.

         The distributions will be distributed in proportion to, and to the extent of, the positive capital account balances of the partners.

         USE OF PROCEEDS AND DISTRIBUTIONS OF THE PBD JOINT VENTURE

Sale Proceeds(1)................................................................        $       3,148,000
Less: closing expenses(2).......................................................                   47,200
Plus: working capital adjustment(3).............................................                4,931,100
Less: due to affiliates(4)......................................................                  443,100
                                                                                -------------------------

Net distribution amount.........................................................                7,588,800
Distribution to each general partner(5).........................................                3,794,400


---------------
(1)      Approximate. Actual amount is $3,147,955.

(2) The PBD joint venture's expected expenses in connection with the Liquidation Plan will be as follows:

         Broker's fees..........................................................                   31,600
         Filing fees and other miscellaneous expenses...........................                   15,600
                                                                                -------------------------
                                                                                        $          47,200

(3) The sale price is subject to adjustment pursuant to the purchase agreement with Telecommunications. This adjustment is only an estimate and the adjustment actually made at closing may be more or less than this amount.

(4) Represents deferred management fees and deferred expenses due to the corporate general partner and its affiliates.

(5) Enstar IV-1 and Enstar IV-2 will each receive $3,794,400, as co-general partners of the PBD joint venture.

              USE OF PROCEEDS AND DISTRIBUTIONS OF ENSTAR IV-2

Distributions from joint venture................................................        $       3,794,400
Less:  expenses(1)..............................................................                   39,350
                                                                                -------------------------

Net distribution amount.........................................................                3,755,050
Less:  Distribution to general partners(2)......................................                   37,550
Distributions to unitholders....................................................                3,717,500
                                                                                -------------------------
Estimated distributions to unitholders per unit.................................        $              93


---------------
(1) Enstar IV-2's expected expenses in connection with the Liquidation Plan will be as follows:

         Legal fees.............................................................        $          14,200
         Accounting fees........................................................                    9,400
         Solicitation expenses..................................................                    1,200
         Printing and mailing...................................................                    9,450
         Filing fees and other miscellaneous expenses...........................                    5,100
                                                                                -------------------------
                                                                                        $          39,350

(2) The general partners of the partnership have a 1% interest in partnership distributions until the amounts specified in the partnership agreement (generally the limited partners' subscription amount plus a specified return) are received by the limited partners, after which the general partners have a 20% interest in partnership distributions. Under the partnership agreement, the general partners of the partnership will receive an aggregate of $37,550 of the estimated net distribution amount, which will be shared equally by the corporate general partner and the individual general partner.

DISADVANTAGES OF THE LIQUIDATION PLAN

         The principal disadvantages that would result to the unitholders and the general partners of Enstar IV-2 from completing the Liquidation Plan are that by selling the system now, Enstar IV-2 would not benefit from any increased revenues that might result from an upgrade of the system, or from possible further improvements in economic and market conditions that might increase the sale price of the system and, thereby, increase the system's liquidation or going-concern value to the unitholders and the general partners of Enstar IV-2. However, we do not believe that significant increases in revenues are likely to result from an upgrade, or that in its present condition, the system's sale value is likely to increase. Accordingly, in our view these potential risks are outweighed by the potential benefits to be realized from the Liquidation Plan.

CONSEQUENCES OF FAILURE TO APPROVE THE LIQUIDATION PLAN

         If the Telecommunications Sale and the Liquidation Plan are not completed, Enstar IV-2 will continue to own its interest in the PBD joint venture and the PBD joint venture will continue to operate the system for an indefinite period of time. If the Liquidation Plan is not approved, we believe the PBD joint venture will continue to face significant competition from, and (without substantial technological upgrades) continue to lose subscribers to DBS operators. In our view, unless the PBD joint venture upgrades the system to have two-way transmission capability, it will not be able to offer internet and other interactive services comparable to those offered by the DBS operators that currently compete with the PBD joint venture for video subscribers. Even if the PBD joint venture were to undertake such upgrades, we believe that their cost would prevent the partnership from operating profitably under its Dexter, Missouri franchise. Last, if the Telecommunications Sale is not approved, we expect to continue to seek buyers for the system from time to time when, in our judgment, market conditions are favorable. We believe that any such sale likely would be on terms less favorable than the terms of the Telecommunications Sale. Failure by the unitholders to approve the Liquidation Plan will not affect their rights under the partnership agreement of Enstar IV-2.

APPROVAL OF THE LIQUIDATION PLAN BY ENSTAR IV-1 AND ENSTAR IV-3

         Enstar IV-1 and Enstar IV-2 are co-partners in the PBD joint venture. Likewise, Enstar IV-1, Enstar IV-2 and Enstar IV-3 are co-partners in the Macoupin joint venture. Under the partnership agreement for both joint ventures, all action to be taken by the joint ventures, including the sale assets, must be approved by the co-partners. As a result, the Telecommunications Sale and the PBD Joint Venture Liquidation cannot occur without the approval of Enstar IV-1. The Macoupin Joint Venture Liquidation cannot occur without the approval of Enstar IV-1 and Enstar IV-3. Enstar IV-1 and Enstar IV-3 are each Georgia limited partnerships having limited partnership structures similar to Enstar IV-2, including the same corporate general partner. As with Enstar IV-2, a majority-in-interest of Enstar IV-1's limited partners must give their approval of the Telecommunications Sale, the PBD Joint Venture and the Macoupin Joint Venture. A majority-in-interest of Enstar IV-3 must give their approval of the Macoupin Joint Venture. The corporate general partner plans to seek approval of Enstar IV-1's and Enstar IV-3's limited partners through separate consent solicitations. As a result, if a majority-in-interest of the limited partners of Enstar IV-2 approve the Liquidation Plan but a majority-in-interest of the limited partners of Enstar IV-1do not approve the Telecommunications Sale or the liquidation of the joint ventures, or a majority-in-interest of Enstar IV-3 do not approve the Macoupin joint venture, then the Liquidation Plan cannot be completed.

LIQUIDATION OF THE PBD JOINT VENTURE

         Under the Liquidation Plan, the PBD joint venture will dissolve and terminate. In March 2002, the PBD joint venture sold its Poplar Bluff franchise area to the City of Poplar Bluff, Missouri for a sale price of approximately $8,000,000, subject to closing sales price adjustments, an escrow for indemnity claims and transaction costs. In April 2002, the PBD joint venture also completed the sale to Interlink Communications Partners, LLC, an affiliate of the corporate general partner, of the PBD joint venture's Mt. Carmel, Illinois system for a total sale price of $5,080,645, subject to closing price adjustments, an escrow for indemnity claims and transaction costs. The partnership made initial distributions of the proceeds of these sales to unitholders and the general partners in May and September 2002.

         The PBD joint venture will sell all of its remaining cable television system as part of the Telecommunications Sale. Consequently, after the Telecommunications Sale, the PBD joint venture will have no cable television system assets. The PBD joint venture will no longer be able to fulfill its partnership purpose, which is to own and operate cable television systems. Therefore, the PBD joint venture will dissolve after completing the Telecommunications Sale, paying its debts and distributing the balance of the proceeds to its general partners.

         As soon as practicable following the closing of the Telecommunications Sale, Enstar IV-1 and Enstar IV-2, as the general partners of the PBD joint venture, will cause the joint venture to: (a) pay all costs associated with the Telecommunications Sale; (b) estimate and reserve for all such costs associated with the Telecommunications Sale for which invoices have not yet been received; and (c) provide a further contingency reserve for all other outstanding expenses and liabilities of the joint venture. The general partners of the PBD joint venture will cause the PBD joint venture to distribute the balance of the cash from the Telecommunications Sale and the liquidation of its other assets, to Enstar IV-1 and Enstar IV-2 as the partners.

LIQUIDATION OF THE MACOUPIN JOINT VENTURE

         Under the Liquidation Plan, the Macoupin joint venture will dissolve and terminate. In April 2002, the Macoupin joint venture sold all of its cable television system assets to Charter Communications Entertainment I, LLC, an affiliate of the corporate general partner, for a total sale price of approximately $9,359,677, the partnership's one-third share of which was approximately $3,119,892, subject to closing price adjustments, an escrow for indemnity claims and transaction costs (the "Charter Sale"). The partnership made initial distributions of the proceeds of the Charter Sale to unitholders and the general partners in May and September 2002. The Macoupin joint venture currently holds no cable television assets and as of September 30, 2002 had $124,500 in net assets. The Liquidation Plan calls for Enstar IV-1, Enstar IV-2 and Enstar IV-3, as the general partners, to settle the outstanding obligations of the Macoupin joint venture and cause the Macoupin joint venture to make one or more liquidating distributions to themselves of the partnership's remaining assets, in accordance with the partnership agreement. We currently estimate that final liquidating distributions to Enstar IV-3 from the dissolution of the Macoupin joint venture will total approximately $41,500. Enstar IV-1 and Enstar IV-2, as the other co-general partners of the joint venture, will receive equal liquidating distributions. We estimate that unitholders will receive an additional $1.03 per unit upon liquidation of Enstar IV-3 with respect to dissolution of the remaining assets of the Macoupin joint venture.

LIQUIDATION OF ENSTAR IV-2

         All of the cable television assets of Enstar IV-2 are owned through the PBD joint venture. As part of the Liquidation Plan, the PBD joint venture will dispose of its assets, dissolve and terminate.

Consequently, after the dissolution of the joint ventures, Enstar IV-2 will not have any operating assets and will no longer be able to fulfill its partnership purpose, which is to own and operate cable television systems.

         We presently expect that the Telecommunications Sale will close on or before June 30, 2003. As soon as practicable following the closing of the Telecommunications Sale and dissolution of the joint ventures, the general partners, on behalf of Enstar IV-2, will cause Enstar IV-2 to: (a) pay all costs associated with the Liquidation Plan, including costs associated with the solicitation of consents from the unitholders; (b) estimate and reserve for all such costs associated with the Liquidation Plan for which invoices have not yet been received; and (c) provide a further contingency reserve for all other outstanding expenses and liabilities of Enstar IV-2. The general partner will cause Enstar IV-2 to distribute the balance of the cash from the Liquidation Plan to the unitholders and the general partners, as provided in the partnership agreement.

         We anticipate making initial distributions to the unitholders within 90 days after the closing of the Telecommunications Sale. The remaining assets of Enstar IV-2, and any remainder of the contingency reserve, will be distributed to the unitholders and the general partners as soon as practicable after the release of any remaining sales proceeds from escrow. We estimate that this will occur approximately 13 months after the close of the Telecommunications Sale. Enstar IV-2 will terminate and be dissolved upon the disposition of all of its assets.

FEDERAL INCOME TAX CONSEQUENCES OF THE LIQUIDATION PLAN

GENERAL

         The following discussion generally summarizes the federal income tax consequences expected to arise from the consummation of the Liquidation Plan. Further, it does not summarize state tax consequences of the Liquidation Plan, which can vary from state to state. The tax information included here was prepared from tax data compiled by the corporate general partner in its role as Enstar IV-2's tax administrator. The tax discussion that follows is merely intended to inform unitholders of factual information; it should not be considered tax advice and should not be relied upon as such. This summary also is not intended to be and should not be considered an opinion respecting the federal, state, local or foreign tax consequences to a particular limited partner. DUE TO THE COMPLEXITY OF THE TAX ISSUES INVOLVED, WE URGE THE UNITHOLDERS TO CONSULT WITH THEIR PERSONAL TAX ADVISORS REGARDING THEIR INDIVIDUAL CIRCUMSTANCES AND THE TAX REPORTING CONSEQUENCES OF THE TRANSACTION.

         This summary is based upon the Internal Revenue Code of 1986, as amended (which is also referred to as the Code); existing Final, temporary and proposed Treasury regulations thereunder (which are also referred to as the "Regulations"); published rulings and practices of the Internal Revenue Service (which is also referred to as the "IRS"); and court decisions, each as currently in effect. We cannot assure you that the IRS will agree with the conclusions in this section or that future legislation or administrative changes or court decisions will not significantly modify the federal income tax law regarding the matters described herein, potentially with retroactive effect. This interpretation also is subject to subsequent issuance of Treasury regulations and procedures for federal income tax reporting.

         This summary only addresses those unitholders who hold their units as a capital asset and does not discuss all the federal income tax aspects of the Liquidation Plan that may be relevant and material to a particular unitholder in light of the unitholder's personal circumstances (including the application of the alternative minimum tax), or to certain types of unitholders who are subject to special treatment. For example, insurance companies, S corporations, partnerships, pension and profit sharing plans, tax-exempt organizations, non-U.S. taxpayers and others may be subject to special rules not discussed below. This summary also does not address other federal, state, local or foreign tax consequences of consummation of the Liquidation Plan.

PARTNERSHIP STATUS

         Under current law, a "partnership" is not a taxable entity and incurs no federal income tax liability. Instead, each partner is required to take into account in computing the partner's income tax liability that partner's allocable share of the partnership's items of income, gain, loss, deduction and credit. The distribution of cash attributable to partnership income is generally not a separate taxable event. This tax treatment, however, depends entirely upon the joint ventures' classification as a "partnership" and Enstar IV-2's classification as a "partnership" (rather than as an "association taxable as a corporation") for federal income tax purposes. This summary assumes that the joint ventures and the partnership have been and will continue to be properly classified as a "partnership" for federal income tax purposes. No opinion of counsel or of the joint ventures' and partnership's independent accountants or ruling from the IRS is currently being sought with respect to this partnership status issue.

FEDERAL INCOME TAX CONSEQUENCES

         o REALIZATION OF GAIN ON SALE OF ASSETS. Consummation of the Liquidation Plan will cause the partnership to recognize gain for federal income tax purposes. In general, that gain will equal the excess of the "amount realized" over the joint ventures' adjusted basis in the assets. The corporate general partner anticipates that some or all of the recognized gain will be taxable as ordinary income resulting from the recapture of previously claimed deductions for depreciation and amortization under section 1245 of the Code. The gain recognized by a limited partner may be reduced by the limited partner's prior losses not deductible because of the "passive activity loss" limitations under section 469 of the Code. For more information please see the subsection entitled "Passive Activity Losses" below.

         o PASSIVE ACTIVITY LOSSES. Under section 469 of the Code, non-corporate taxpayers, personal service corporations or other closely held corporations generally can deduct "passive activity losses" in any year only to the extent of its passive activity income for that year. Substantially all post-1986 losses of unitholders from the partnership should be considered passive activity losses. Thus, unitholders may have "suspended" passive losses from the partnership (i.e., post-1986 net taxable losses in excess of statutorily permitted "phase-in" amounts which have not been used to offset income from other activities) which may be available to shelter gain from the Liquidation Plan. Unitholders should consult their own tax advisors regarding the effect that the passive activity loss rules will have upon his or her tax situation.

         o UNRELATED BUSINESS INCOME. For most tax-exempt unitholders, a portion of the gain from the sale of the assets will be treated as unrelated business income subject to tax under section 511 of the Code. Under section 514(a) of the Code, gain from the sale of "debt-financed property" is treated as unrelated business income generally in an amount equal to a ratio determined by comparing the property's debt to its cost basis. Additional unrelated business income may result to a tax-exempt unitholder that borrowed funds to purchase its units. Tax-exempt unitholders should consult their own tax advisors regarding the unrelated trade or business income that may result from the sale of the joint venture's system.

         o FOREIGN INVESTORS. A unitholder who is a nonresident alien individual, foreign corporation or other foreign person, is subject to a withholding tax on that person's share of the gain recognized on the Liquidation Plan, assuming the partnership is deemed to be engaged in a U.S. trade or business and the partnership's taxable income is effectively connected with the trade or business. The withholding rates are 38.6% for unitholders other than corporate unitholders and 35% for corporate unitholders. Amounts withheld will be remitted to the IRS and the foreign person will receive a credit on such person's U.S. income tax return filed for the amount of the tax withheld by the partnership. The tax withheld will be treated as a distribution to the foreign unitholder.

         o COMPLETE LIQUIDATION. In general, upon complete liquidation of the partnership, gain may be recognized by a unitholder upon receipt of a liquidating distribution, but only to the extent any money (and certain other property) received exceeds the adjusted basis of the unitholder's units. In most cases, we anticipate that a unitholder's basis for his units should exceed his liquidating distribution, primarily because the basis for his units will be increased by his share of gain on the sale of the assets. Thus, little or no additional gain should be recognized as a result of receiving a liquidating distribution. However, this may not be true in all cases, as some of the unitholders may recognize gain on the liquidation of the partnership in addition to their share of gain realized by the partnership on the sale of the joint venture's assets. Since any decrease in a unitholder's share of partnership liabilities is deemed to be a distribution of money, the amount of gain on a liquidation distribution may exceed the actual distribution of money. Loss will generally be recognized by a unitholder only if he receives no property other than money, and then only to the extent the adjusted basis of his units exceed the sum of any money received. However, the deductibility of capital losses is limited for both corporate and non-corporate unitholders.

         UNITHOLDERS ARE URGED TO CONSULT THEIR PERSONAL TAX ADVISORS FOR ADVICE REGARDING THE FEDERAL INCOME TAX CONSEQUENCES TO THEM WITH RESPECT TO THE LIQUIDATION PLAN, INCLUDING THE LIQUIDATION AND TERMINATION OF THE PARTNERSHIP.

STATE TAX CONSEQUENCES

         Many states impose income tax withholding requirements on partnerships that have nonresident partners. These requirements are at the partnership level and, therefore, do not reflect the actual tax profile of the individual partner. Nonetheless, we urge the unitholders to consult their personal tax advisors for advice regarding the application of the information set forth herein to their individual circumstances, including the state tax consequences to each of them on the consummation of the Liquidation Plan and related distributions.

NO APPRAISAL RIGHTS

         If the unitholders owning a majority of the units on the Record Date vote in favor of the Liquidation Plan, that approval will bind all unitholders. The partnership agreement of Enstar IV-2 and the Georgia Revised Uniform Limited Partnership Act, under which Enstar IV-2 is governed, do not give rights of appraisal or similar rights to unitholders who dissent from the vote of the majority-in-interest in approving the Liquidation Plan. Accordingly, dissenting unitholders do not have the right to have their units appraised and to have a judicial determination of the fair value of their units paid to them because they disapprove of the Liquidation Plan.

             NO ESTABLISHED MARKET PRICES FOR PARTNERSHIP UNITS

         No established market for the units of Enstar IV-2 was ever expected to develop, and none has developed. Consequently, transactions in the units have been limited and sporadic, and it is not known to what extent those transactions have been on a fully arm's-length basis, as between willing buyers and willing sellers.

         The following table sets forth the high and low sales prices, known to us, for Enstar IV-2's units during the period January 1, 2000 through September 30, 2002:

                                                                                      NUMBER
                                                                                        OF               TOTAL UNITS
PERIOD                                    HIGH                    LOW                 TRADES                TRADED
------                                  --------                -------             ----------         ---------------
October-December 2000                     $250                   $201                   16                    678
January-March 2001                         241                    160                   12                    514
April-June 2001                            221                    161                    5                    160
July-September 2001                        195                    161                    8                    136
October-December 2001                      202                    125                   14                    466
January-March 2002                         210                    170                    9                    432
April-June 2002                            251                    174                   14                    920
June-September 2002                        170                     50                    9                  1,515

                        DISTRIBUTIONS TO UNITHOLDERS

         Since the inception of Enstar IV-2, the partnership has made aggregate cash distributions to its unitholders in the amount of approximately $18,178,900 or an aggregate of $456.21 per unit. These distributions were made from the partnership's operating cash flow and from the sale of a portion of the joint ventures' cable systems in March and April 2002. At that time, the partnership distributed $7,082,900 or $178 per unit to unitholders consisting of the proceeds of these sale transactions. See "Special Factors--General" on pages 18-19 for a description of these transactions.

               VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

         On November 30 2002, there were 39,848 units issued and outstanding and entitled to vote on matters upon which the unitholders may vote or consent, which were held by 881 unitholders. None of the affiliates of the corporate general partner, or any of the executive officers or directors of the corporate general partner or any of its affiliates, owns any of the units, nor has any of these persons engaged in any transaction in the units during the 60-day period immediately preceding the date hereof.

         As of December 20, 2002, the following group of affiliated unitholders beneficially owned, in the aggregate, 5% or more of the total outstanding units. As of the date hereof, there is no other person known by the partnership to own beneficially, or that may be deemed to own beneficially, more than 5% of the units.

                                                                   BENEFICIAL OWNERSHIP
                                                            ------------------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER                            AMOUNT              PERCENT
-----------------------------------------------             ---------------      ---------------
Everest Cable Investors LLC
199 S Los Robles Avenue Ste 440
Pasadena, CA 91101                                              2,626                 6.6%

         The corporate general partner is an indirect, wholly-owned subsidiary of Charter Communications, Inc. Charter Communications, Inc., is beneficially controlled by Paul G. Allen.

                 IDENTITY AND BACKGROUND OF CERTAIN PERSONS

ENSTAR COMMUNICATIONS CORPORATION

         Enstar Communications is the corporate general partner of Enstar IV-2. Enstar Communications is a Georgia corporation whose principal business is to engage in the cable and telecommunications business, both as general partner of 14 limited partnerships formed to own and operate cable television systems, and through a wholly-owned operating subsidiary. As of December 31, 2001, Enstar Communications managed cable television systems serving approximately 74,000 basic subscribers. Enstar Communications has caused Enstar IV-2 to pursue a process of liquidation because of difficulties of profitably operating rural systems on a long-term basis. The address and telephone number of Enstar Communications' principal executive offices is 12405 Powerscourt Drive, St. Louis, Missouri 63131; tel. (314) 965-0555.

         Set forth below is certain general information about the Director and the Executive Officers of Enstar Communications. Each of these individuals holds the same positions as an executive officer of each of the Filing Persons, except for Steven A. Schumm, who also serves as the sole director of Enstar Communications. Information about the directors of Charter Communications, Inc., is set forth under "Identity and Background of Certain Persons--Charter Communications, Inc." on pages 46-51.

         The business address and telephone number of each of the following individuals is 12405 Powerscourt Drive, St. Louis, Missouri; tel.: (314) 965-0555.

Name                        Age         Position
Steven A. Schumm........     50         Director, Executive Vice President, Chief Administrative Officer and
                                        Interim Chief Financial Officer

Carl E. Vogel...........     44         President and Chief Executive Officer

David C. Andersen.......     53         Senior Vice President - Communications

Margaret A. Bellville...     49         Executive Vice President and Chief Operating Officer

J. Christian Fenger.....     47         Senior Vice President of Operations - Western Division

Eric A. Freesmeier......     49         Senior Vice President - Administration

Ralph G. Kelly..........     44         Senior Vice President - Treasurer

Paul Martin.............     41         Senior Vice President - Corporate Controller

David L. McCall.........     46         Senior Vice President of Operations - Eastern Division

Majid R. Mir............     51         Senior Vice President - Telephony and Advanced Services

John C. Pietri..........     52         Senior Vice President - Engineering

Michael E. Riddle.......     42         Senior Vice President and Chief Information Officer

                                   - 46 -


Dianne Schneiderjohn....     45         Senior Vice President - Marketing and Programming

Curtis S. Shaw..........     53         Senior Vice President, General Counsel and Secretary

Steven E. Silva.........     42         Executive Vice President - Corporate Development and Chief Technology
                                        Officer

         STEVEN A. SCHUMM, Director, Executive Vice President, Chief Administrative Officer and Interim Chief Financial Officer. Prior to joining Charter Investment, Inc. (also called "Charter Investment") (a predecessor of, and currently an affiliate of, Charter Communications, Inc., which is also referred to as Charter) in 1998, Mr. Schumm was Managing Partner of the St. Louis office of Ernst & Young LLP for 14 years. He had joined Ernst & Young in 1974. He served as one of 10 members of the firm's National Tax Committee. Mr. Schumm earned a B.S. degree from Saint Louis University.

         CARL E. VOGEL, President and Chief Executive Officer. Mr. Vogel has held this position (and also has served as a director of Charter Communications, Inc.) since October 2001. Mr. Vogel has more than 20 years of experience in telecommunications and the subscription television business. Prior to joining Charter, he was a Senior Vice President of Liberty Media Corp., from November 1999 to October 2001, and the Chief Executive Officer of Liberty Satellite and Technology, from April 2000 to October 2001. Prior to joining Liberty, Mr. Vogel was an Executive Vice President and the Chief Operating Officer of Field Operations for AT&T Broadband and Internet Services, with responsibility for managing operations of all of AT&T's cable broadband properties, from June 1999 to November 1999. From June 1998 until June 1999, Mr. Vogel served as Chief Executive Officer of Primestar, Inc., a national provider of subscription television services, and from 1997 to 1998, he served as Chief Executive Officer of Star Choice Communications. From 1994 through 1997, Mr. Vogel served as the President and Chief Operating Officer of EchoStar Communications. He began his career at Jones Intercable in 1983. Mr. Vogel serves as a director of On-Command Corporation. Mr. Vogel earned a B.S. degree in Finance and accounting from St. Norbert College.

         DAVID C. ANDERSEN, Senior Vice President - Communications. Prior to joining Charter Communications, Inc., and Enstar Communications in May 2000, Mr. Andersen served as Vice President of Communications for CNBC, the worldwide cable and satellite business news network subsidiary of NBC, from September 1999 to April 2000. He worked for Cox Communications, Inc. from 1982 to 1999, establishing their public relations department and advancing to Vice President of Public Affairs. He held various positions in communications with the General Motors Corporation from 1971 until 1982. Mr. Andersen is a past recipient of the cable industry's highest honor--the Vanguard Award. He serves on the board of KIDSNET, the educational non-profit clearinghouse of children's programming, and is a former Chairman of the National Captioning Institute's Cable Advisory Board.

         MARGARET A. BELLVILLE, Executive Vice President and Chief Operating Officer. Before joining Charter in December, 2002, Ms. Bellville was President and CEO of Incanta Inc., a technology-based streaming content company from 2001 to 2002. Prior to that, she worked for six years at Cox Communications, the nation's fourth-largest cable television company. She joined Cox in 1995 as Vice President of Operations and advanced to Executive Vice President of Operations. Ms. Bellville joined Cox from Century Communications, where she served as Senior Vice President of the company's southwest division. Before that, Ms. Bellville served seven years with GTE Wireless in a variety of management and executive-level roles. A graduate of the State University of New York in Binghamton, Ms. Bellville is also a graduate of Harvard Business School's Advanced Management Program. She currently serves on the Dan O'Brien Youth Foundation Board, the Public Affairs committee for the NCTA, the CTAM Board of Directors, and is a trustee and secretary for the industry association Women in Cable and

Telecommunications. Ms. Bellville is an inaugural fellow of the Betsy Magness Leadership Institute and has been named "Woman of the Year" by Women in Cable and Telecommunications in California.

         J. CHRISTIAN FENGER, Senior Vice President of Operations - Western Division. Mr. Fenger was promoted to his current position in January 2002, having served as Vice President and Senior Vice President of Operations for the North Central Region since 1998. From 1992 until joining Charter in 1998, Mr. Fenger served as the Vice President of Operations for Marcus Cable, and, prior to that, as Regional Manager of Simmons Cable TV since 1986. Mr. Fenger received his bachelor's degree and his master's degree in communications management from Syracuse University's Newhouse School of Public Communications.

         ERIC A. FREESMEIER, Senior Vice President - Administration. From 1986 until joining Charter Investment in 1998, Mr. Freesmeier served in various executive management positions at Edison Brothers Stores, Inc. Earlier, he held management and executive positions at Montgomery Ward. Mr. Freesmeier holds a bachelor's degree from the University of Iowa and a master's degree from Northwestern University's Kellogg Graduate School of Management.

         RALPH G. KELLY, Senior Vice President - Treasurer. Prior to joining Charter Investment in 1993, Mr. Kelly was controller and then treasurer of Cencom Cable Associates between 1984 and 1992. He left Charter Investment in 1994 to become Chief Financial Officer of CableMaxx, Inc., and returned in 1996. Mr. Kelly received his bachelor's degree in accounting from the University of Missouri - Columbia and his M.B.A. degree from Saint Louis University. Mr. Kelly is a certified public accountant.

         PAUL E. MARTIN, Senior Vice President--Corporate Controller. Prior to his promotion to his current position on April 22, 2002, Mr. Martin was Vice President and Corporate Controller from March 2000 of Charter. Prior to joining Charter in March 2000, Mr. Martin was Vice President and Controller for Operations and Logistics for Fort James Corporation, a manufacturer of paper products. From 1995 to February 1999, Mr. Martin was Chief Financial Officer of Rawlings Sporting Goods Company, Inc. Mr. Martin is a certified public accountant and was associated with Arthur Andersen LLP for nine years. Mr. Martin received a B.S. degree in accounting from the University of Missouri--St. Louis.

         DAVID L. MCCALL, Senior Vice President of Operations - Eastern Division. Prior to joining Charter Investment in 1995, Mr. McCall was associated with Crown Cable and its predecessor, Cencom Cable Associates, Inc., from 1983 to 1994. Mr. McCall is a member of the Southern Cable Association's Tower Club.

         MAJID R. MIR, Senior Vice President - Telephony and Advanced Services. Prior to joining Charter in April 2001, Mr. Mir worked with GENUITY Networks, Inc. as Vice President, Metro Network Engineering in Irving, Texas from June 2000 to April 2001. Prior to that, Mr. Mir worked with GTE from 1979 to June 2000 in various capacities of increasing responsibility, most recently as Assistant Vice President of Core Network Engineering. Mr. Mir served as Director, Business Development for GTE, from 1996 to 1997. Mr. Mir earned a bachelor's of science degree in systems science from the University of West Florida and holds a master's degree in business administration from the University of South Florida.

         JOHN C. PIETRI, Senior Vice President - Engineering. Prior to joining Charter Investment in 1998, Mr. Pietri was with Marcus Cable for nine years, most recently serving as Senior Vice President and Chief Technical Officer. Earlier, he was in operations with West Marc Communications and Minnesota Utility Contracting. Mr. Pietri attended the University of Wisconsin - Oshkosh.

         MICHAEL E. RIDDLE, Senior Vice President and Chief Information Officer. Prior to joining Charter in December 1999, Mr. Riddle was Director, Applied Technologies of Cox Communications for four years. Prior to that, he held technical and management positions during 17 years at Southwestern Bell and its subsidiaries. Mr. Riddle attended Fort Hays State University.

         DIANE L. SCHNEIDERJOHN, Senior Vice President - Marketing and Programming. Ms. Schneiderjohn joined Charter Communications, Inc. in April 2002. From 2000-2002, Ms. Schneiderjohn was the Managing Partner for Carlsen Resources' Global Media Division. From 1995-2000, Ms. Schneiderjohn was the Senior Vice President for Turner International Asia Pacific, establishing its marketing organization and advancing to oversee all aspects of distribution sales for Turner products and networks, including CNN. Prior to Turner International, Ms. Schneiderjohn spent nearly 12 years with Viacom's Cable Division, where she served in a variety of marketing positions. She has held positions on numerous boards and advisory committees, including the national board of Women in Cable and Telecommunications (WICT) and the national board of the National Association of Minorities in Communications (NAMIC). Ms. Schneiderjohn holds a B.S. degree from the University of California, Berkeley.

         CURTIS S. SHAW, Senior Vice President, General Counsel and Secretary. From 1988 until he joined Charter Investment in 1997, Mr. Shaw served as corporate counsel to NYNEX. Since 1973, Mr. Shaw has practiced as a corporate lawyer, specializing in mergers and acquisitions, joint ventures, public offerings, financings, and federal securities and antitrust law. Mr. Shaw received a B.A. degree from Trinity College and a J.D. degree from Columbia University School of Law.

         STEPHEN E. SILVA, Executive Vice President - Corporate Development and Technology and Chief of Technology Officer. Mr. Silva joined Charter Investment in 1995. Prior to this promotion to Executive Vice President and Chief Technology Officer in October 2001, he was Senior Vice President--Corporate Development and Technology since September 1999. Mr. Silva previously served in various management positions at U.S. Computer Services, Inc., a billing service provider specializing in the cable industry. He is a member of the board of directors of Diva Systems Corporation.

         The business address and telephone number of each of the sole director and each of the executive officers listed above are: 12405 Powerscourt Drive, St. Louis, Missouri 63131, Telephone: (314) 965-0555.

ROBERT T. GRAFF

         Robert T. Graff is the individual general partner of Enstar IV-2. Mr. Graff has been retired for more than the past ten years. Mr. Graff is a citizen of the United States. Mr. Graff has not been actively involved in the management of Enstar IV-2.

CHARTER COMMUNICATIONS, INC.

         Charter Communications, Inc. (also referred to as "Charter, Inc.") is a publicly-traded Delaware corporation that, operating through its subsidiaries, is the third largest operator of cable television systems in the United States. It provides cable television and other telecommunications services to approximately 6.7 million customers in 40 states. Since 1999, Charter, Inc., through its subsidiaries, completed numerous cable system acquisitions, which added approximately 4.7 million customers. Under management agreements with Charter Communications Holding Company, LLC ("Holdco") and Charter Communications Operating, LLC ("Operating"), Charter, Inc. is responsible for the management of Holdco, Operating and their respective subsidiaries (which include all of the other Filing Persons) and controls the affairs of each of them. Paul G. Allen controls approximately 93.5% of the voting power of Charter, Inc.

         Listed below are the directors of Charter, Inc. Information about Charter, Inc.'s executive officers is set forth under the heading "Identity and Background of Certain Persons - Enstar Communications Corporation" on pages 46-49.

         The business address and telephone number of Charter, Inc. and each of the following individuals is 12405 Powerscourt Drive, St. Louis, Missouri 63131; tel. (314) 965-0555.

         PAUL G. ALLEN, 48, has been Chairman of the Board of Directors of Charter since July 1999, and chairman of the board of directors of Charter Investment since December 1998. Mr. Allen, a co-founder of Microsoft Corporation, has been a private investor for more than five years, with interests in over 140 companies, many of which contribute to the Wired World(TM) vision that Charter shares. Mr. Allen's investments include Vulcan Ventures Incorporated, Portland Trail Blazers NBA team, Seattle Seahawks NFL franchise, Vulcan Programming, Inc. and Vulcan Cable III Inc., and he has investments in TechTV, Inc., DreamWorks LLC, High Speed Access Corp., Oxygen Media, LLC and Wink Communications, Inc. He is a director of TechTV, Inc. and numerous privately held companies.

         CARL E. VOGEL, 44 (See "Identity and Background of Certain Persons--Enstar Communications Corporation" on pages 46-49).

         MARC B. NATHANSON, 56, has been a director of Charter since January 2000. Mr. Nathanson is the chairman of Mapleton Investments LLC, an investment vehicle formed in 1999. He also founded and served as chairman and chief executive officer of Falcon Holding Group, Inc., a cable operator, and its predecessors, from 1975 until 1999. He served as chairman and chief executive officer of Enstar Communications Corporation from 1988 until November 1999. Prior to 1975, Mr. Nathanson held executive positions with Teleprompter Corporation, Warner Cable and Cypress Communications Corporation. In 1995, he was appointed by the President of the United States to, and since 1998 has served as chairman of, The Broadcasting Board of Governors.

         RONALD L. NELSON, 49, has been a director of Charter since November 1999. Mr. Nelson is a founding member of DreamWorks LLC, where he has served in executive management since 1994. Prior to that time, during his 15 years at Paramount Communications Inc., he served in a variety of operating and executive positions. He currently serves as a member of the board of directors of Advanced Tissue Sciences, Inc. and Centre Pacific, L.L.C., a registered investment advisor. Mr. Nelson has a B.S. degree from the University of California at Berkeley and an M.B.A. degree from the University of California at Los Angeles.

         NANCY B. PERETSMAN, 47, has been a director of Charter since November 1999. Ms. Peretsman has been a managing director and executive vice president of Allen & Company Incorporated, an investment bank unrelated to Paul G. Allen, since 1995. From 1983 to 1995, she was an investment banker at Salomon Brothers Inc., where she was a managing director since 1990. She is a director of Priceline.com Incorporated and several privately held companies. She has a B.A. degree from Princeton University and an M.P.P.M. degree from Yale University.

         WILLIAM D. SAVOY, 38, has been a director of Charter since July 1999 and a director of Charter Investment since December 1998. Since 1990, Mr. Savoy has been an officer and a director of many affiliates of Mr. Allen, including president and a director of Vulcan Ventures Incorporated and president of Vulcan, Inc., Vulcan Programming, Inc. and Vulcan Cable III Inc. Mr. Savoy also serves on the advisory board of DreamWorks LLC and as a director of drugstore.com, RCN Corporation, Telescan, Inc., TechTV,

Inc. and Digeo Technology, Inc. Mr. Savoy holds a B.S. degree in computer science, accounting and finance from Atlantic Union College.

         JOHN H. TORY, 47, has been a director of Charter since December 2001. Mr. Tory is the President and Chief Executive Officer of Rogers Cable Inc., Canada's largest broadband cable operator, and has held that position since April 1999. From 1995 to 1999, Mr. Tory was President and Chief Executive Officer of Rogers Media Inc., a broadcasting and publishing company. Prior to joining Rogers, Mr. Tory was a managing partner and member of the executive committee at Tory Tory DesLauriers & Binnington, one of Canada's largest law firms. Mr. Tory serves on the board of a number of Canadian companies, including Rogers Cable Inc., Rogers Media Inc., Cara Operations Limited, Enbridge Consumers Gas and the Toronto Blue Jays Baseball Club. He also served for nine years as the Chairman of the Canadian Football League, including four years as League Commissioner. Mr. Tory was educated at University of Toronto Schools, Trinity College (University of Toronto) and Osgoode Hall Law School.

         LARRY W. WANGBERG, 59, has been a director of Charter Communications, Inc. since January 2002. Mr. Wangberg served as Chairman, Chief Executive Officer and a director of TechTV Inc., a cable television network, from 1997 until July 2002. Prior to joining TechTV Inc., Mr. Wangberg was chairman and Chief Executive Officer of StarSight Telecast Inc., an interactive navigation and program guide company which later merged with Gemstar International, from 1994 to 1997. Mr. Wangberg was chairman and Chief Executive Officer of Times Mirror Cable Television and senior vice president of its corporate parent, Times Mirror Co., from 1983 to 1994. He currently serves on the boards of TechTV Inc., Autodesk Inc., and ADC Telecommunications. Mr. Wangberg holds a bachelor's degree in mechanical engineering and a master's degree in industrial engineering, both from the University of Minnesota.

CHARTER COMMUNICATIONS HOLDING COMPANY, LLC

         Charter Communications Holding Company, LLC ("Holdco") is a Delaware limited liability company, and a direct subsidiary of Charter, Inc. Holdco, through its subsidiaries (which include Enstar Communications Corporation) owns and operates Charter Inc.'s cable television systems. The business address and telephone number of Holdco's principal office is 12405 Powerscourt Drive, St. Louis, Missouri 63131; tel. (314) 965-0555.

                              VOTING PROCEDURES

         The Liquidation Plan will not be carried out unless it is approved by a majority-in-interest of the unitholders and by a majority-in-interest of unitholders of Enstar IV-1 and Enstar IV-3. A vote of the holders of a majority of the units on the Record Date to approve the Liquidation Plan will bind all unitholders as to the Liquidation Plan.

         The close of business on ________, 2003, is the Record Date for determining the unitholders entitled to receive notice of the solicitation of consents and to consent to the Liquidation Plan. Consents of the unitholders will be solicited during the period, also referred to as the "Solicitation Period," which begins on _________ and will end at 5:00 p.m., New York City time, on the earlier of (1) the date on which the consents of the holders of a majority of the units entitled to consent and approving the Liquidation Plan are received by us and/or the soliciting agent; or (2) _______________, 2003 (or, if the general partner extends the Solicitation Period, then at any time before 5:00 p.m., New York City time, on the expiration date of such extended Solicitation Period). The enclosed consent card permits you to approve, disapprove or abstain with respect to the Liquidation Plan. Please indicate your approval, disapproval or abstention by marking and signing and dating the enclosed consent card and returning it in the enclosed self-addressed envelope to D.F. King & Co., Inc., 77 Water Street, New York, New York 10005, a company Enstar IV-2 has engaged to act as its soliciting agent. An extension of the Solicitation Period will not impact the validity of consents already received.

         If you sign and send in the enclosed consent card and do not indicate how you want to vote as to the Liquidation Plan, your consent card will be treated as voting to APPROVE the Liquidation Plan. If you fail to send in your consent card, it will have the same effect as a vote to DISAPPROVE the Liquidation Plan. If you ABSTAIN as to the Liquidation Plan, it will have the same effect as a vote to DISAPPROVE the Liquidation Plan.

         You may change your vote at any time before 5:00 p.m., New York City time, on the earlier of (1) the date on which the consents of the holders of a majority of the units entitled to consent and approving the Liquidation Plan are received by us and/or the soliciting agent; or (2) ___________, 2003 (or, if the corporate general partner extends the Solicitation Period, then at any time before 5:00 p.m., New York City time, on the expiration date of such extended Solicitation Period). You can do this in one of two ways. First, you can send a written notice dated later than your consent card stating that you would like to revoke or change your vote. Second, you can complete and submit a new consent card dated later than your original consent card. If you choose either of these two methods, you must submit your notice of revocation or new consent card to the soliciting agent. If you instructed a broker to vote your units, you must follow your broker's directions for changing those instructions. To be effective, your notice of revocation or new consent card must be received before the end of the original Solicitation Period, or extended Solicitation Period, as the case may be.

         On November 30, 2002, there were 39,848 outstanding units entitled to vote on the Liquidation Plan, which were held by approximately 881 unitholders, none of whom are known to us to be an affiliate of the partnership, the general partner, or of any affiliate of any of the other Filing Persons.

                            AVAILABLE INFORMATION

         This consent solicitation statement does not purport to be a complete description of all agreements and matters relating to the condition of Enstar IV-2, its assets and the transactions described herein. With respect to statements contained in this consent solicitation statement as to the content of any contract or other document filed as an exhibit to Enstar IV-2's Annual Report on Form 10-K for the year ended December 31, 2001, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002 or a Current Report on Form 8-K, each such statement is qualified in all respects by reference to such reports and the schedules thereto, which may be obtained without charge upon written request to Enstar IV-2. You also may obtain a copy of the asset purchase agreement with Telecommunications that is described in this consent solicitation statement, without charge, upon written request to Enstar IV-2. To make such a request, you should write to Enstar Communications Corporation, 12405 Powerscourt Drive, St. Louis, Missouri 63131, Attention: Partnership Relations; or call (314) 543-2389.

         The mailing address and telephone number of Charter Communications, Inc. and Enstar Communications Corporation are: 12405 Powerscourt Drive, St. Louis, Missouri 63131, Telephone: (314) 965-0555.

                    INFORMATION INCORPORATED BY REFERENCE

         The Securities and Exchange Commission permits us to incorporate by reference the information that we have filed with it. This means that important information, not presented in this consent solicitation statement, may be contained elsewhere. We incorporate by reference the documents listed below:

         o    Our Annual Report on Form 10-K for the year ended December 31,
              2001;

         o Our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2002; and

         o Our Current Reports on Form 8-K filed on June 14, 2002 and April 22, 2002.

Copies of the Annual Report on Form 10-K for the year ended December 31, 2001 and the Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 have been delivered with this consent solicitation. You may obtain copies of the filings incorporated by reference in this consent solicitation statement, without charge, by making a written request to Enstar Communications Corporation, 12405 Powerscourt Drive, St. Louis, Missouri 63131, Attention: Partnership Relations or by calling (314) 543-2389.


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               CONSENT SOLICITATION BY THE GENERAL PARTNER OF
                      ENSTAR INCOME PROGRAM IV-2, L.P.
                                CONSENT CARD

         The undersigned record owner (the "Unitholder") of limited partnership units (the "Units") of Enstar Income Program IV-2, L.P., a Georgia limited partnership (the "Partnership"), hereby specifies that all of the Units of the Partnership that the Unitholder is entitled to vote shall be voted as follows:

         AS SET FORTH IN THE CONSENT SOLICITATION STATEMENT, IN EACH CASE APPROVAL SHALL BE DEEMED TO INCLUDE SUCH NON-MATERIAL MODIFICATIONS AS ENSTAR COMMUNICATIONS CORPORATION, AS A GENERAL PARTNER OF THE PARTNERSHIP (THE "GENERAL PARTNER"), MAY IN ITS SOLE DISCRETION DETERMINE. IF NO SPECIFICATION IS MADE WITH RESPECT TO THE VOTING ON THE FOLLOWING LIQUIDATION PLAN, THIS CONSENT CARD WILL BE TREATED AS VOTING TO APPROVE THE LIQUIDATION PLAN.

         The General Partner has recommended the adoption of a plan of liquidation with respect to the Partnership (the "Liquidation Plan") which would authorize:

         (1) Enstar IV/PBD Systems Venture, a Georgia general partnership co-owned by the Partnership (the "PBD Joint Venture"), to sell the cable television systems owned by the PBD Joint Venture to Telecommunications Management, LLC, a Missouri limited liability company, under the Asset Purchase Agreement between the PBD Joint Venture and certain other partnerships as Sellers, and Telecommunications Management, LLC as Buyer, dated as of November 8, 2002 (the "Telecommunications Sale");

         (2) As soon as practicable after the consummation of the Telecommunications Sale, to dissolve, terminate and liquidate the PBD Joint Venture through one or more liquidating distributions to the Partnership and the other general partner of the PBD Joint Venture, after the sale of the PBD Joint Venture's remaining assets, payment of the PBD Joint Venture's debts and obligations and paying or providing for the payment of the expenses of the Telecommunications Sale, in accordance with the partnership agreement of the PBD Joint Venture (the "PBD Joint Venture Liquidation");

         (3) As soon as practicable, to dissolve, terminate and liquidate Enstar Cable of Macoupin County, a Georgia general partnership (the "Macoupin Joint Venture") the through one or more liquidating distributions to the Partnership and the other general partners of the Macoupin Joint Venture, after the payment of the Macoupin Joint Venture's debts and obligations, in accordance with the partnership agreement of the Macoupin Joint Venture (the "Macoupin Joint Venture Liquidation"); and

         (4) As soon as practicable after the completion of the PBD Joint Venture Liquidation and the Macoupin Joint Venture Liquidation, to dissolve, terminate and liquidate the Partnership through one or more liquidating distributions to the limited partners and general partners of the Partnership's remaining assets after payment of the Partnership's debts and obligations, in accordance with the partnership agreement of the Partnership, with the General Partner, or such party as designated by the General Partner, acting as the liquidating trustee.

           APPROVE               DISAPPROVE               ABSTAIN
             [ ]                    [ ]                     [ ]

                  (please date and sign on the other side)


                                   - 54 -

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         The undersigned hereby acknowledges receipt of the consent solicitation statement.

         The undersigned hereby revokes any prior authorization to vote the Units of the Partnership heretofore given by the undersigned to any person.

Dated                 , 2003
     -----------------

                                                   (Unitholder's Signature)
                           ------------------------

                                                   (Unitholder's Signature)
                           ------------------------

         Please date and sign exactly as name appears on this consent card, and promptly return in the enclosed envelope. When signing as guardian, executor, administrator, attorney, trustee, custodian, or in any other similar capacity, please give full title. If a corporation, sign in full corporate name by president or other authorized officer, giving title and affixing corporate seal. If a partnership or limited liability company, sign in the partnership/limited liability company name, as the case may be, by a duly authorized person. In the case of joint ownership, each joint owner must sign.



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